EXHIBIT 2

                                   STOCK PURCHASE AGREEMENT

                                        BY AND BETWEEN

                                   INDUSTRIAL HOLDINGS, INC.

                                              AND

                                   TRINITY INDUSTRIES, INC.
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                                       TABLE OF CONTENTS

                                                                                          PAGE
ARTICLE I

        PURCHASE AND SALE....................................................................1
        1.1       PURCHASE OF STOCK..........................................................1
        1.2       POST-CLOSING ADJUSTMENT....................................................3

ARTICLE II

        REPRESENTATIONS AND WARRANTIES OF SELLER ............................................5
        2.1       ORGANIZATION AND AUTHORIZATION OF SELLER...................................5
        2.2       EXISTENCE AND GOOD STANDING OF THE COMPANY.................................5
        2.3       CAPITAL STOCK OF THE COMPANY...............................................6
        2.4       INITIAL FINANCIAL STATEMENTS; ACCOUNTING AND OTHER SYSTEMS; DISCLOSURE.....7
        2.5       TAXES......................................................................9
        2.6       ASSETS AND PROPERTIES.....................................................11
        2.7       ENVIRONMENTAL LAWS AND REGULATIONS........................................13
        2.8       MATERIAL CONTRACTS........................................................14
        2.9       NO VIOLATIONS.............................................................16
        2.10      CONSENTS..................................................................17
        2.11      LITIGATION AND RELATED MATTERS............................................17
        2.12      COMPLIANCE WITH LAWS......................................................18
        2.13      INTELLECTUAL PROPERTY.....................................................19
        2.14      EMPLOYEE BENEFIT PLANS....................................................20
        2.15      EMPLOYEES; EMPLOYEE RELATIONS.............................................24
        2.16      INSURANCE.................................................................25
        2.17      ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE..................................25
        2.18      INVENTORIES...............................................................26
        2.19      INTERESTS IN CUSTOMERS, SUPPLIERS, ETC....................................26
        2.20      OFFICERS, DIRECTORS AND EMPLOYEES.........................................26
        2.21      BANK ACCOUNTS AND POWERS OF ATTORNEY......................................27
        2.22      AVAILABILITY OF DOCUMENTS.................................................27
        2.23      BROKERAGE, FINANCIAL ADVISOR OR FINDER FEES...............................27
        2.24      ABSENCE OF CERTAIN CHANGES OR EVENTS......................................28
        2.25      LIABILITIES AND OBLIGATIONS...............................................28
        2.26      RELATIONS WITH GOVERNMENTS, ETC...........................................29
        2.27      RELATED PARTY AGREEMENTS..................................................29
        2.28      ACKNOWLEDGMENT REGARDING CERTAIN OPERATIONS...............................30
        2.29      ABSENCE OF CLAIMS.........................................................30
        2.30      ACQUISITION OF NOTE FOR INVESTMENT........................................30
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
ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF BUYER.............................................31
        3.1       ORGANIZATION AND AUTHORIZATION OF BUYER...................................31
        3.2       NO VIOLATIONS.............................................................31
        3.3       CONSENTS..................................................................31
        3.4       ACQUISITION OF SHARES FOR INVESTMENT......................................32
        3.5       FINANCING COMMITMENT......................................................32
        3.6       LITIGATION................................................................32
        3.7       BROKERAGE, FINANCIAL ADVISOR OR FINDER FEES...............................32
        3.8       DUE DILIGENCE.............................................................33
        3.9       TERMINATION OF INSURANCE..................................................33

ARTICLE IV

        COVENANTS OF SELLER.................................................................33

        4.1       COURSE OF CONDUCT BY THE COMPANY..........................................33
        4.2       APPROVALS AND CONSENTS....................................................35
        4.3       [INTENTIONALLY OMITTED]...................................................35
        4.4       SETTLEMENT OF ACCOUNTS; PAYMENT OF PRE-CLOSING PAYABLES; TERMINATION OF
                  CERTAIN GUARANTIES........................................................36
        4.5       INVESTIGATIONS............................................................36
        4.6       ENVIRONMENTAL INSPECTION..................................................37
        4.7       TAX MATTERS...............................................................40
        4.8       TRINITY PLANS.............................................................40

ARTICLE V

        COVENANTS OF BUYER..................................................................41
        5.1       RETENTION OF RECORDS......................................................41
        5.2       APPROVALS AND CONSENTS....................................................41
        5.3       MATTERS PERTAINING TO EMPLOYMENT..........................................41
        5.4       COURSE OF CONDUCT BY THE COMPANY..........................................42
        5.5       OFCCP AUDIT...............................................................43
        5.6       GUARANTIES AND BONDS......................................................43

ARTICLE VI

        CLOSING.............................................................................43
        6.1       CLOSING...................................................................43
        6.2       CONDITIONS TO CLOSING.....................................................44

ARTICLE VII

        TERMINATION PRIOR TO CLOSING........................................................48
        7.1       TERMINATION...............................................................48
        7.2       NOTIFICATION OF CERTAIN MATTERS...........................................50
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
ARTICLE VIII

        INDEMNIFICATION AND POST-CLOSING COVENANTS..........................................50
        8.1       BUYER'S LOSSES............................................................50
        8.2       ENVIRONMENTAL INDEMNITY...................................................51
        8.3       SELLER'S LOSSES...........................................................53
        8.4       NOTICE OF LOSS............................................................54
        8.5       RIGHT TO DEFEND...........................................................54
        8.6       COOPERATION...............................................................57
        8.7       LIMITATION ON INDEMNIFICATION.............................................58
        8.8       EXCLUSIVE REMEDIES........................................................59
        8.9       IDENTIFIED REMEDIATION COVENANT...........................................59
        8.10      CLEANUP STANDARDS.........................................................60
        8.11      PERFORMANCE OF IDENTIFIED REMEDIATION.....................................60
        8.12      ASHLAND LITIGATION........................................................61
        8.13      RECEIVABLES...............................................................62
        8.14      LIMITATION AS TO INDEMNIFIED PARTIES' OWN NEGLIGENCE......................63
        8.15      PENSION PLANS.............................................................63

ARTICLE IX

        TAX MATTERS.........................................................................64
        9.1       SECTION 338(H)(10) ELECTION...............................................64
        9.2       LIABILITY FOR TAXES AND RELATED MATTERS...................................64
        9.3       ASSISTANCE AND COOPERATION................................................66
        9.4       PAYMENT...................................................................67
        9.5       SURVIVAL OF OBLIGATIONS...................................................67

ARTICLE X

        MISCELLANEOUS.......................................................................68
        10.1      ENTIRE AGREEMENT..........................................................68
        10.2      SUCCESSORS AND ASSIGNS....................................................68
        10.3      COUNTERPARTS..............................................................68
        10.4      HEADINGS..................................................................69
        10.5      CONSTRUCTION..............................................................69
        10.6      MODIFICATION AND WAIVER...................................................69
        10.7      SCHEDULES, ETC............................................................69
        10.8      NOTICES...................................................................69
        10.9      GOVERNING LAW.............................................................71
        10.10     SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES.........71
        10.11     INVALID PROVISIONS........................................................72
        10.12     EXPENSES..................................................................72
        10.13     THIRD PARTY BENEFICIARIES.................................................72
        10.14     NUMBER AND GENDER OF WORDS................................................72
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
        10.15     FURTHER ASSURANCES........................................................73
        10.16     PUBLICITY.................................................................73
        10.17     CONFIDENTIALITY AGREEMENT.................................................73
        10.18     MEANING OF "TO THE KNOWLEDGE OF SELLER"...................................73
        10.19     RELEASE...................................................................73
        10.20     ACCESS TO RECORDS.........................................................75
        10.21     HART-SCOTT-RODINO ACT.....................................................76
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Exhibit A         Definitions
Exhibit B         Convertible Promissory Note and Registration Rights Agreement
Exhibit C         Non-Competition Agreement
Exhibit D         Brighton Manufacturing Agreement
Exhibit E         Head Manufacturing Agreement
Exhibit F         Transition Agreement

                                   STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of the 20th day of May, 1998 by and between Industrial Holdings, Inc., a Texas corporation ("BUYER"), and Trinity Industries, Inc., a Delaware corporation ("SELLER").

                                     W I T N E S S E T H:

        WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of Beaird Industries, Inc., a Delaware corporation (the "COMPANY"); and

        WHEREAS, Seller desires to sell and convey to Buyer, and Buyer desires to purchase from Seller, all of the outstanding capital stock of the Company.

        NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows (capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in EXHIBIT A hereto):

                                           ARTICLE I

                                       PURCHASE AND SALE

        1.1       PURCHASE OF STOCK.

                  (a) Subject to the terms and conditions hereof, on the Closing Date (as defined below), Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the issued and outstanding shares of common stock, $1.00 par value, of the Company (the "SHARES").

                  (b) The aggregate purchase price for the Shares shall be the sum of subparagraphs (i), (ii), (iii) and (iv) below (the "PURCHASE PRICE"), subject to adjustment pursuant to Section 1.2 below. The Purchase Price shall be payable at the Closing, or as provided below, and shall consist of:

                  (i) $28,000,000.00 (the "CASH AMOUNT") in cash. The Cash Amount shall be paid to the Seller at the Closing in immediately available funds by confirmed wire transfer to a

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        bank account to be designated by the Seller (such designation to occur no later than the second Business Day prior to the Closing Date).

                  (ii) The convertible promissory note of the Buyer in the amount of $5,000,000 and Registration Rights Agreement substantially in the form of EXHIBIT B attached hereto(collectively, the "NOTE").

                  (iii) The conveyance on or before Closing to Seller of $7,000,000 of the Company's accounts receivable, such accounts receivable to be regular trade accounts anticipated to be collected within their terms on a thirty (30) day basis but not to include any contract retainage of long term contracts, such accounts receivable and any other accounts receivable of the Company to be collected by Seller with any proceeds over and above the $7,000,000 to be paid to the Company upon collection; provided however, that if the Seller does not receive cash payments from all accounts receivable of the Company of at least $7,000,000 within thirty (30) days of the Closing, the Buyer shall pay any such shortfall to Seller in cash and Seller shall convey to the Company any then unpaid accounts receivable.

                  (iv) An amount equal to the product of $4,000,000 multiplied by the quotient of (x) the amount by which EBITDA of the Company for the Earn Out Period exceeds $3,000,000 up to and including $6,500,000 as the numerator divided by (y) $3,500,000, such amount to be calculated by the Buyer and to be paid to the Seller on the thirtieth (30th) day following the end of the Earn Out Period. If Seller objects to the calculation of the Earn Out, it shall notify Buyer within twenty (20) days following receipt thereof, setting forth in specific detail the basis for its objection and its proposal for any adjustments to the Earn Out. Buyer and Seller shall undertake in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary. If agreement is reached as to all proposed further adjustments, the parties shall make such adjustments and the Earn Out shall be based thereon. If Buyer and Seller are unable to reach agreement within thirty (30) days, then such "Big 6" accounting firm as agreed upon by Buyer and Seller (the "THIRD PARTY ACCOUNTING FIRM") shall be engaged to review the proposed adjustments as to which agreement has not been reached and shall make a determination as to the resolution of the proposed adjustments to cause the Earn Out to have been properly calculated in accordance with the provisions of this Agreement. All such resolutions shall relate only to such matters as are still in dispute and were properly included in the notice of Seller's objection and represent either agreement with the position taken by Seller or by Buyer or a compromise between such positions. The determination of the Third Party Accounting Firm shall be final, conclusive and binding upon Buyer and Seller. Thereafter, not later than ten (10) days following a determination of adjustments by the Third Party Accounting Firm, Buyer shall pay to Seller an amount in cash equal to the additional Earn Out, if any, as determined by the Third Party Accounting Firm. Buyer and Seller shall share equally the costs of the Third Party Accounting Firm under this Section 1.1(b)(iv).

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        1.2       POST-CLOSING ADJUSTMENT.

                  (a) Subsequent to the Closing (as defined below), Seller shall prepare a balance sheet of the Company at the close of business on the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") used by the Company for financial reporting to Seller consistently applied. Based on the Closing Balance Sheet, Seller shall calculate (i) the total value of the accounts receivable, cost and related earnings in excess of billings and inventory (which shall not be written down below net realizable value) of the Company as of the Closing Date (the "CLOSING VALUE"), which for purposes hereof shall exclude any cash and intercompany accounts and (ii) the post- Closing adjustment, which shall be the difference between the Closing Value and the Adjustment Amount (the "POST-CLOSING ADJUSTMENT"). Upon completion of the same, but not later than thirty (30) days after the Closing Date, Seller shall deliver a copy of the Closing Balance Sheet and the calculations of the Closing Value and the Post-Closing Adjustment to Buyer.

                  (b) If the Closing Value exceeds the Adjustment Amount, Buyer shall owe the Post-Closing Adjustment to Seller. If the Closing Value is less than the Adjustment Amount, the $4,000,000 amount set forth in Section 1.1(b)(iv) above shall be reduced by the Post-Closing Adjustment and, to the extent the Post-Closing Adjustment exceeds $4,000,000, the balance shall be treated as a payment of principal on the Note. If Buyer does not object to the amount of the Post-Closing Adjustment within twenty (20) days of receipt thereof, (i) Buyer shall pay to Seller, no later than the second Business Day after the twentieth day following receipt of the Post-Closing Adjustment, an amount in cash equal to the Post-Closing Adjustment owed by Buyer to Seller or
(ii) the $4,000,000 amount set forth in Section 1.1(b)(iv) above shall be reduced by the Post-Closing Adjustment.

                  (c) If Buyer objects to the Post-Closing Adjustment, it shall notify Seller within twenty (20) days following receipt thereof, setting forth in specific detail the basis for its objection and its proposal for any adjustments to the Post-Closing Adjustment. Buyer and Seller shall undertake in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary. If agreement is reached as to all proposed further adjustments, the parties shall make such adjustments and the Post-Closing Adjustment shall be based thereon. If Buyer and Seller are unable to reach agreement within thirty (30) days, then a Third Party Accounting Firm shall be engaged to review the proposed adjustments as to which agreement has not been reached and shall make a determination as to the resolution of the proposed adjustments to cause the Post-Closing Adjustment to have been properly prepared in accordance with the provisions of this Agreement. All such resolutions shall relate only to such matters as are still in dispute and were properly included in the notice of Buyer's objection and represent either agreement with the position taken by Seller or by Buyer or a compromise between such positions. The determination of the Third Party Accounting Firm shall be final, conclusive and binding upon Buyer and Seller. Thereafter, not later than ten (10) days following a determination of adjustments by the Third Party Accounting Firm, either Buyer shall pay to Seller an amount in cash equal to the Post-Closing Adjustment, as determined by the Third Party Accounting Firm, or the $4,000,000 amount set forth

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in Section 1.1(b)(iv) above shall be reduced by the Post-Closing Adjustment, as determined by the Third Party Accounting Firm. Buyer and Seller shall share equally the costs of the Third Party Accounting Firm under this Section 1.2(c).

                                          ARTICLE II
                           REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

        2.1 ORGANIZATION AND AUTHORIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller has all requisite corporate power, capacity and authority to execute and deliver this Agreement, the Transaction Documents and all other agreements and documents contemplated hereby. The execution and delivery by Seller of this Agreement, the Transaction Documents and such other agreements and documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by Seller and no other corporate action on the part of Seller is necessary to authorize the transactions contemplated hereby and thereby. This Agreement has been (and upon execution and delivery, the other Transaction Documents will be) duly executed and delivered by Seller and each constitutes the valid and binding obligation of Seller, enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

        2.2       EXISTENCE AND GOOD STANDING OF THE COMPANY.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) The Company does not have any Subsidiaries. Except as set forth in SCHEDULE 2.2, the Company does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock or any option, warrant or right to acquire Capital Stock of any Entity.

                  (c) The Company is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Set forth on
SCHEDULE 2.2 is a list of all of the jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation.

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                  (d) SCHEDULE 2.2 lists all the legal and assumed names of all predecessor companies for the past five (5) years of the Company. Except as disclosed in SCHEDULE 2.2, during the past five (5) years the Company has not been a Subsidiary or division of another corporation or a part of an acquisition that later was rescinded.

        2.3       CAPITAL STOCK OF THE COMPANY.

                  (a) The Company's authorized capital stock consists of 1,000 shares of common stock, $1.00 par value, of which all 1,000 shares are issued, outstanding and owned of record and beneficially by Seller. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable and no holder thereof is entitled to any preemptive or other right of any kind (including any right of first offer or refusal) to acquire any Shares. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any Shares or other securities. No outstanding options, warrants or rights to acquire any shares exist. Seller has good title to the Shares, free and clear of any and all Liens, and has the right to vote the Shares on any matters as to which any shares of the Company common stock are entitled to be voted under the laws of the State of Delaware and the Company's certificate of incorporation and bylaws, free of any right of any other Person. The Company has not issued or sold any of its outstanding Shares in breach or violation of (a) any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person, which rights have not been irrevocably waived in writing, or (b) the terms of any options, warrants or rights to acquire Shares which then were outstanding. No Person has, otherwise than solely by reason of that Person's right, if any, to vote the Shares it holds, any right to vote on any matter with the holders of the Shares.

                  (b) (i) The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire or reacquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (ii) no transaction has been effected and no action in contemplation of the transactions described in this Agreement has been taken, respecting the equity ownership of the Company.

        2.4 INITIAL FINANCIAL STATEMENTS; ACCOUNTING AND OTHER SYSTEMS; DISCLOSURE.

                  (a) SCHEDULE 2.4(A) contains a copy of the unaudited balance sheet of the Company as of December 31, 1997 and the related statements of income and stockholder's equity and cash flow statements for such period (the "INITIAL FINANCIAL STATEMENTS"). The Initial Financial Statements fairly present the financial position of the Company and the results of operations as of the indicated date and for the indicated period and have been prepared in accordance with GAAP consistently applied, excluding any footnotes and have been prepared consistent with the preparation of Seller's audited financial statements.

                  (b) The Company had no outstanding Indebtedness to any Person or any liabilities of any kind (including contingent obligations, tax assessments or unusual forward or

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long-term commitments), or any unrealized or anticipated loss, which in the aggregate then were Material to the Company and required to be reflected in the Initial Financial Statements in accordance with GAAP which were not so reflected.

                  (c) Copies of all material financial reports prepared by the Company or the Seller for management of the Company since December 31, 1997 have been provided to Buyer. Since December 31, 1997, no change has occurred in the business, operations, properties or assets, liabilities, condition (financial or other) or results of operations of the Company that has or could reasonably be expected, either alone or together with all other such changes, to have a Material Adverse Effect. A true and correct listing of all open orders equal to or greater than $50,000 for products and services received by the Company has been provided to Buyer.

                  (d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,
(iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for cash, accounts receivable and inventory is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company records a fixed asset at cost at the time of its acquisition and removes a fixed asset upon its sale or transfer if the fixed asset had a positive net book value at the time of the sale or transfer. The Company recently has made a series of entries to the fixed asset subsidiary ledger removing certain assets, the original cost of such assets and the accumulated depreciation of such assets from the fixed asset subsidiary ledger; such assets were fully depreciated, without salvage value and having an original cost of less than $1,500. Corresponding adjustments were made to the general ledger, the fixed asset original cost control account and the fixed asset accumulated depreciation account. The Company is in the process of converting its accounting software and other business application systems to the Enterprise Resource Planning system ("ERP"). The ERP system is currently fully and, to the knowledge of Seller, successfully operated at Halter Marine (including the basic accounting functions). The ERP system is currently fully operational at the Company for the purpose of performing labor reporting, and within the next six (6) to eight (8) months is scheduled to be fully operational on all remaining modules including scheduling and shop floor control, engineering computer assisted design/bill of material, purchasing material requirement orders/bill of material and accounting functions. All necessary hardware and software is owned, leased or licensed and installed, and completion of implementation is primarily dependent on preparation of manuals, documentation and training of personnel. Seller makes no representation or warranty as to the performance or adequacy of the ERP system.

                  (e) Set forth in SCHEDULE 2.4 is a list of all computer software programs owned by the Company (the "OWNED SOFTWARE"). Set forth in
SCHEDULE 2.4 is a list of all computer software programs licensed by the Company, as licensee (the "LICENSED SOFTWARE"). The Owned Software and the Licensed Software are sufficient to conduct the business and operations of the Company as presently being conducted.

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                  (f) The Company owns its customer list and trade secrets free and clear of any Liens. The Company has taken commercially reasonable steps to protect the confidentiality of its customer lists.

                  (g) All Information that has been made available to Buyer by Seller or the Company through Harry Hinkle, F. Dean Phelps, Craig Wien or Locke Purnell Rain Harrell in connection with the transactions contemplated hereby is, taken together, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which those statements were made; PROVIDED, HOWEVER Seller makes no representation or warranty to Buyer with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures or future results of operations.

        2.5       TAXES.  Except as set forth on SCHEDULE 2.5,

                  (a) Seller and the Company have completed and timely filed (taking into account any extensions) all federal and all material state, local and foreign returns, declarations, reports, including claims for refunds, estimates, information returns and statements ("RETURNS") required to be filed in respect of any Tax, and all Taxes that are shown by such Returns to be due and payable have been paid. Such Returns correctly and accurately reflect in all material respects the facts and other information required to be shown thereon, and the Company has complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

                  (b) SCHEDULE 2.5 sets forth the last period through which the federal income Tax Returns of Seller and of the Company have been examined by the IRS. Except to the extent being contested in good faith as described on
SCHEDULE 2.5, all deficiencies and proposed adjustments and assessments asserted as a result of such examinations or by any applicable state, local or foreign taxing authority have been paid or fully settled. No federal, state, local or foreign income or franchise tax audits, other administrative proceedings or court proceedings are presently pending or have been threatened with regard to any Taxes for which the Company may be held liable, and no deficiency for any such Taxes for which the Company could be liable which has not yet been paid has been proposed, asserted or assessed.

                  (c) There is no agreement by which the Company or its assets is bound (i) extending the period for assessment or collection of any Tax for which the Company is liable or (ii) which is a closing agreement pursuant to
Section 7121 of the Code or any similar provision of state, local or foreign law.

                  (d) The Company has not made an election under Section 341(f) of the Code and has not agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company. The Company is not a party to, is not bound by and has no obligation under any tax allocation or sharing

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agreement or similar agreement or arrangement. The Company is not a party to any agreement or other arrangement that would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company.

                  (f) Except for the affiliated group (within the meaning of Section 1504 of the Code) of which the Company is presently a member, the Company has never been a member of any affiliated group, or of any other group which would cause the Company to be liable under applicable law for any Tax which was not determined solely with respect to the results of operation or property of the Company.

                  (g) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (h) The Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which will have any adverse effect on any Tax for which the Company is liable for a period which ends after December 31, 1997.

                  (i) The Company has not participated in an international boycott within the meaning of Section 999 of the Code. The Company has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                  (j) SCHEDULE 2.5 identifies each arrangement to which the Company is a party and which is a partnership for federal income tax purposes and which was required to file an income tax return for a taxable year of such partnership which ended in 1997.

                  (k) Seller is a United States person within the meaning of
Section 7701 of the Code.

                  (l) The Company is not a party to any agreement, contract or other arrangement that would result, separately or in the aggregate, in the Company being required to pay any "excess parachute payments" within the meaning of Section 280G of the Code.

        2.6       ASSETS AND PROPERTIES.

                  (a) REAL PROPERTY. SCHEDULE 2.6 lists and correctly sets forth legal descriptions of all real properties owned by the Company (including, without limitation, all Easements) and, for each of those properties, the address thereof and the use thereof in the business of the Company (the "REAL PROPERTY"). The Company has good and marketable fee simple title to all Real Property and none of the Real Property is subject to any Lien, except for Permitted Liens.

                  (b) PERSONAL PROPERTY.

                  (i) Except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, and as set forth in SCHEDULE 2.6, the Company owns all of its inventory, equipment and other personal property (both tangible and intangible) free and clear of any Liens, except for Permitted Liens.

                  (ii)SCHEDULE 2.6 discloses all leases, including capital leases, that are Material to the Company under which the Company is leasing its property, plant and equipment and other tangible assets other than Real Property. Each of those leases is binding on the Company and, to the knowledge of Seller, valid and binding on the other parties thereto. To the knowledge of Seller, the lessee party thereto has not sublet any of the leased property to any Person other than the Company. The Company is not in default under any such lease and to the knowledge of Seller, no other party thereto is in default thereunder.

                  (iii)Except as set forth in SCHEDULE 2.6, the property, plant and equipment owned or leased by the Company (other than Real Property) currently being utilized in production are in working order and adequate to meet the Company's current production. SCHEDULE 2.6 also identifies those major pieces of equipment owned or leased by the Company which are not being currently utilized in production.

                  (c) REAL PROPERTY LEASES. SCHEDULE 2.6 lists and correctly sets forth (i) all leases and subleases under which the Company is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto ("REAL PROPERTY LEASES") (including its expiration date and any renewal options) and (ii) legal descriptions of all real properties of which the Company is the lessee and, for each of those properties, the address thereof (the "LEASED PROPERTY"). True, correct and complete copies of all Real Property Leases have been delivered by Seller to Buyer. The Company has not assigned any Real Property Leases. There are no Liens on the Company's interest in the Real Property Leases, except for only Permitted Liens. The Real Property Leases are in full force and effect and constitute binding obligations of the Company and, to the knowledge of Seller, on the other parties thereto. To the knowledge of Seller, (i) no party to any Real Property Lease is in default thereunder and (ii) the lessee party thereto has not sublet any of the leased space to any Person other than the Company. Subject to the terms and conditions of the Real Property Leases, the Company has good and marketable leasehold interests to all real property subject to the Real Property Leases.

                  (d) REPORTS, ETC. Seller has provided Buyer with true, complete and correct copies of all title reports, title insurance policies (if any), surveys and appraisals owned or in the possession of the Company and relating to any of the Real Properties.

                  (e) FIXED ASSETS. The fixed assets of the Company are located on either the Real Property or the Leased Property and are maintained in accordance with reasonable commercial operating practices and adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

                  (f) SUFFICIENCY OF ASSETS. The Company owns or leases or will own or lease prior to Closing all property, plant and equipment necessary for the continued ownership, operation and maintenance of the Company's business as currently conducted.

        2.7       ENVIRONMENTAL LAWS AND REGULATIONS.

                  (a) Since the Seller's ownership of the Company (and prior to such time, to the knowledge of the Seller), except as set forth on SCHEDULE 2.7, the ownership and operation of the Subject Property and any use, storage, treatment, disposal, or transportation of Hazardous Substances that has occurred in, on or under the Subject Property have been in compliance with Environmental Requirements except for noncompliance that would not, singly or in the aggregate, have a Material Adverse Effect; (b) except as set forth on SCHEDULE 2.7, during the ownership, occupancy and operation of the Subject Property by the Company, no release, leak, discharge, spill, disposal, pumping, pouring, emptying, injecting, escape, leaching, dumping or emission ("RELEASE") of Hazardous Substances has occurred in, on, under or from the Subject Property or arrangement for any of the foregoing to any other property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements, except for a Release that would not, singly or in the aggregate, have a Material Adverse Effect; (c) except as set forth on
SCHEDULE 2.7, there is no pending, or, to the knowledge of Seller, threatened Litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; (d) except as set forth on SCHEDULE 2.7, the Company has all of the permits or similar authorizations required for its operations under Environmental Requirements except for permits or similar authorizations in which the failure to have would not, singly or in the aggregate, have a Material Adverse Effect; and (e) to the knowledge of Seller, except as set forth on SCHEDULE 2.7, the Company has never owned, operated or leased any real property other than the Subject Property that could reasonably be anticipated to result in substantial "Environmental Costs," as defined in Section 8.2(c).

        2.8 MATERIAL CONTRACTS. (a) Set forth on SCHEDULE 2.8 is a complete list of all contracts, arrangements and commitments to which the Company is a party or by which the Company's assets or business are bound that relate to (i) the sale, lease or other disposition by the Company of assets (excluding inventory in the ordinary course of business) of the Company in each case involving more than $100,000; (ii) the purchase or lease by the Company of assets (excluding inventory in the ordinary course of business) in each case involving more than $100,000; (iii) the supply by the

Company of any customer's requirements for any item or the purchase by the Company of its requirements for any item or of a vendor's output of any item which in each case involves more than $100,000; (iv) licenses and grants to or from the Company relating to any Intellectual Property; (v) each partnership, joint venture or cost-sharing agreement; (vi) each guaranty or suretyship, indemnification or contribution agreement or performance bond outside the ordinary course of business; (vii) each instrument, agreement or other obligation evidencing or relating to Indebtedness of the Company or to money lent or to be lent to another Person involving more than $10,000; (viii) each contract to purchase or sell real property; (ix) each contract containing any noncompetition agreement, covenant or undertaking; (x) each agreement providing for the purchase from a supplier of all or substantially all the requirements of the Company of a particular product or service which in each case involves more than $100,000 in the aggregate; (xi) all agreements granting any Person a Lien on any property or asset of the Company, including any factoring agreement or agreement for the assignment of receivables or inventory; (xii) all agreements with any manufacturer or supplier with respect to discounts or allowances or extended payment terms, to the extent any such agreement involves $100,000 or more; (xiii) all agreements which restrict the Company from doing any kind of business or from doing business in any jurisdiction or from competing with any Person; (xiv) all shareholders' agreements, proxies, voting trusts or powers of attorney to act on behalf of the Company or in connection with the properties or business affairs of the Company other than such powers to so act as normally pertain to corporate officers and excluding any power of attorney to customs offices; (xv) all agreements for the construction or material modification of any building or structure or for the incurring of any other material capital expenditure, to the extent any such agreement involves $50,000 or more; (xvi) all advertising agreements; (xvii) all brokerage agreements, finder's agreements, custodial account agreements and agreements with respect to pension administration, investment management and investment advisory services; (xviii) all contracts for the provision of data processing services; (xix) all agreements for environmental inspections, consulting, reporting, testing and/or remediation; (xx) all interest rate, commodity and currency hedges, swaps and similar agreements; or (xxi) any other matter that involves the payment of consideration in excess of $100,000 per fiscal year (each such item hereafter referred to as a "MATERIAL CONTRACT").

                  (b) True, correct and complete copies of all written items listed above, and true, correct and complete written descriptions of all oral items listed above, have heretofore been delivered or made available by Seller to Buyer. Except as set forth in SCHEDULE 2.8, as of the date hereof and after giving effect to the transactions contemplated hereby, (i) except for such matters that, singly or in the aggregate would not have a Material Adverse Effect on the Company, there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults or events of default by the Company under any Material Contract, or, to the knowledge of Seller, by any other party thereto; (ii) no penalties have been incurred, nor are amendments pending, with respect to any Material Contract; and (iii) each order placed by a third party with the Company prior to the Closing that is a Material Contract has been fully satisfied (or is subject to full satisfaction) within the time period requested by that third party. As of the date hereof and after giving effect to the transactions contemplated hereby, the Material Contracts are in full force and effect and are valid and enforceable obligations of the Company and, to the knowledge of Seller, valid and enforceable obligations of the other parties thereto, enforceable in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of Seller, may be made by any party thereto (other than by the Company), nor has the Company waived any rights thereunder.

        2.9 NO VIOLATIONS. (a) The execution, delivery and performance in accordance with their respective terms by Seller of this Agreement and the other Transaction Documents do not and will not (i) violate, breach or constitute a default under or result in the termination or suspension of (A) the Charter Documents of the Company or Seller, (B) any Governmental Requirement applicable to the Company or Seller, not including any Environmental Requirements, which are covered by Section 2.7 or (C) any Material Contract, (ii) breach or constitute a default under any agreement or instrument to which Seller is a party or by which Seller or any of the Shares is bound, (iii) result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of the Company or afford any holder of any of that Indebtedness, or any beneficiary of any of those Guaranties, the right to require the Company to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform any of those Guaranties, (iv) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any property or assets of the Company or Seller (or upon any revenues, income or profits of the Company or Seller therefrom), (v) result in the creation or imposition of, or afford any Person the right to obtain, any Lien upon any of the Shares (or upon any revenues, income or profits of Seller therefrom) or (vi) result in the revocation, cancellation, suspension or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by the Company at the date hereof and necessary for the ownership or lease or the operation of its properties or the carrying on of its business as now conducted, not including any necessary Governmental Approval under any applicable Environmental Requirements, which is covered by
Section 2.7.

        (b) As of the date hereof and after giving effect to the transactions contemplated hereby, no condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which (i) entitles any holder of any outstanding Indebtedness, or any Guaranty not constituting Indebtedness, of the Company, or a representative of that holder, to accelerate the maturity, or require a mandatory prepayment, of that Indebtedness or Guaranty, or affords that holder or its representative, or any beneficiary of that Guaranty, the right to require the Company to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform that Guaranty, in whole or in part, or (ii) entitles any Person to obtain any Lien (other than a Permitted Lien) upon any properties or assets of the Company (or upon any revenues, income or profits of the Company therefrom) or upon the Shares (or upon any revenues, income or profits of Seller therefrom).

        2.10 CONSENTS. Except for Hart-Scott-Rodino clearance and as set forth on SCHEDULE 2.10, no consent, approval or other authorization of any Person or any Governmental Authority or under any Material Contract or other material agreement or commitment to which the Company or Seller is a party or by which its respective assets are bound is required as a result of or in connection with the transactions contemplated hereby (including, without limitation, for the execution, delivery or performance by Seller of any of the Transaction Documents, the enforcement against Seller of its obligations thereunder or the effectuation of the transactions contemplated thereby).

        2.11 LITIGATION AND RELATED MATTERS. Set forth on SCHEDULE 2.11 is a list of all Litigation pending or, to the knowledge of Seller, overtly threatened against the Company or any property or rights of the Company. There is not a reasonable likelihood of an adverse determination of any pending Litigation set forth on SCHEDULE 2.11 which would, individually or in the aggregate, result in an adjustment, award or other liability in excess of the amount reserved in the Initial Financial Statements or have a Material Adverse Effect. The Company is not in default with respect to any judgment, order, writ, injunction or decree of any Governmental Authority, and there are no unsatisfied judgments against the Company that, singly or in the aggregate, would have a Material Adverse Effect on the Company. No Litigation is pending or, to the knowledge of Seller, threatened, to which Seller or the Company is or is reasonably likely to become a party which (i) questions or involves the validity or enforceability of Seller's obligations under any of the Transaction Documents or (ii) seeks or reasonably may be expected to seek (A) to prevent or delay the consummation by Seller or the Company of the transactions contemplated by this Agreement and the other Transaction Documents or (B) damages in connection with any consummation by Seller or the Company of the transactions contemplated by this Agreement and other Transaction Documents. All issues, conditions and matters related to Environmental Requirements or Hazardous Substances are excluded from the first sentence of this Section 2.11.

        2.12      COMPLIANCE WITH LAWS.

                  (a) Except as disclosed in SCHEDULE 2.12: (i) the Company possesses all Governmental Approvals necessary for the ownership or lease and the operation of its properties (including all the facilities and sites it owns or holds under any lease) and the carrying on of its business as now conducted, except where the failure to possess such Governmental Approvals would not, singly or in the aggregate, have a Material Adverse Effect on the Company, and
(ii) the Company is in compliance in all respects with the terms and conditions of all such Governmental Approvals except where the noncompliance with such terms and conditions, singly or in the aggregate, would not have a Material Adverse Effect on the Company. All of such Governmental Approvals are valid and in full force and effect and, except as disclosed in SCHEDULE 2.12, the Company has not received any notice from any Governmental Authority of its intention to cancel, terminate or not renew any of such Governmental Approvals.

                  (b) Except as disclosed in SCHEDULE 2.12 and except for such matters that, singly or in the aggregate, would not have a Material Adverse Effect on the Company, the Company (i) has been and continues to be in compliance in all respects with all Governmental Requirements applicable to it or any of its presently or previously owned or operated properties (including all the facilities and sites now or previously owned or held by it under any lease), businesses or operations and (ii)(A) has not received any written notice from any Governmental Authority which asserts, or raises the possibility of assertion of, any noncompliance with any of those Governmental

Requirements and (B) to the knowledge of Seller, no condition or state of facts exists which would reasonably be expected to provide a valid basis for any such assertion.

                  (c) Except as referred to in SCHEDULE 2.12, the Company is not a subject of or a party to any judgment, order, injunction or decree of any Governmental Authority (excluding those not directed specifically to or at the Company), nor, to Seller's knowledge, the subject of any investigation by any Governmental Authority. Neither the Company nor any officer or director of the Company is permanently or temporarily enjoined or barred by any Governmental Requirement from engaging in or continuing any conduct or practice related to the current business of the Company. Except as referred to in SCHEDULE 2.12, there is not in existence at present any Governmental Requirement enjoining or requiring the Company or Seller to take any action of any kind with respect to the Company (excluding Governmental Requirements not specifically directed to or at Seller or the Company).

                  (d) Notwithstanding the language of Section 2.12(a), (b) and
(c) above, all issues, conditions and matters related to Taxes, Returns, the Beaird Plans, the Trinity Plans, the employment of Beaird Employees, Environmental Requirements or Hazardous Substances are excluded from this
Section 2.12.

        2.13 INTELLECTUAL PROPERTY. Except as set forth in SCHEDULE 2.13, the Company owns, free and clear of all Liens other than Permitted Liens, or has the legal right to use, all Intellectual Property that is necessary to the conduct of its business as now conducted, in each case free of any claims or infringements. SCHEDULE 2.13 (a) lists such Intellectual Property and the expiration dates, if any, with respect thereto, and (b) indicates those owned by the Company and, for those not listed as so owned, the agreement or other arrangement pursuant to which they are possessed. Except as set forth in
SCHEDULE 2.13, (a) no consent of any Person will be required for the use of any of such Intellectual Property rights by the Company following the Closing and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any of the rights of the Company in the Intellectual Property and (b) no governmental registration of any of such Intellectual Property has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request. Except as stated in SCHEDULE 2.13, there are no pending proceedings or, to the knowledge of Seller, threatened against the Company with respect to the Intellectual Property. On or before Closing, the Company shall have received a conveyance from TRN Business Trust, a Delaware business trust, of the intellectual property described on SCHEDULE 2.13 as being owned by TRN Business Trust as of the date of this Agreement.

        2.14      EMPLOYEE BENEFIT PLANS.

                  (a) The Company maintains, for the benefit of certain hourly-paid Beaird Employees (as defined in Section 5.3 hereof), the following employee pension benefit plans, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"): the Beaird Industries, Inc. Pension Plan and the Beaird Industries, Inc. Savings Plan (the "BEAIRD PLANS"). In addition, the Seller maintains, for the benefit of its employees including certain non-hourly paid Beaird Employees, the following employee pension benefit plans, within the meaning of Section 3(2) of ERISA: the Trinity Industries, Inc. Standard Pension Plan and the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates (collectively, the "TRINITY PLANS" and respectively, the "TRINITY PENSION PLAN" and "TRINITY PROFIT SHARING PLAN").

                  (b) The Internal Revenue Service has issued, with respect to each of the above Beaird Plans and Trinity Plans, a determination letter indicating that each such Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "CODE") and that the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code. To the best knowledge of Seller as of the date hereof, nothing has occurred or failed to occur with respect to the operation or the form of such Plans that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

                  (c) Seller has previously delivered to Buyer true and correct copies of the following:

                  (i) each Beaird and Trinity Plan (collectively the "PLANS"), all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans;

                  (ii)each trust agreement and annuity contract (or any other funding instruments) pertaining to any of the Plans, including all amendments to such documents to the date hereof and the most recent actuarial reports or valuations relating to those Plans subject to Title IV of ERISA; and

                  (iii)a complete description of each other plan, policy, contract or arrangement, maintained by the Seller and/or the Company for the benefit of the Beaird Employees, providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization, severance payments or medical expenses or insurance for any Beaird Employee or members of his or her respective family (other than directors' and officers' liability policies), whether or not insured and whether or not subject to ERISA (a "BENEFIT PROGRAM").

                  (d) To the best knowledge of Seller as of the date hereof, each Plan and Benefit Program has been maintained and administered in material compliance with the terms of the documents concerning each such Plan and Benefit Program and the requirements of all applicable laws. In addition --

                  (i) neither the Seller nor the Company has terminated, suspended, discontinued contribution to or withdrawn from any Plan;

                  (ii)to the best knowledge of Seller as of the date hereof, there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to those Plans subject to Title IV of ERISA that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA;

                  (iii)with respect to those Plans subject to Title IV of ERISA, and to the best knowledge of the Seller as of the date hereof -- (A) there has been no event or condition which presents a material risk of termination, no notice of intent to terminate has been given under
        Section 4041 of ERISA and no proceeding has been instituted under
        Section 4042 of ERISA to terminate, such that would have a Material Adverse Effect on Seller or the Company; (B) no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred which would result in a Material Adverse Effect on Seller or the Company; (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred which would result in a Material Adverse Effect on Seller or the Company; and (D) the assets of each Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC;

                  (iv)with respect to each Plan and Benefit Program and to the best knowledge of the Seller as of the date hereof, there is no violation of ERISA with respect to the filing of applicable reports, documents, and notices with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the Beaird participants or beneficiaries of the Plans and Benefit Programs required to be furnished under ERISA, the Code or the terms of the Plans and Benefit Programs;

                  (v) to the best knowledge of Seller as of the date hereof --
        (A) each Plan and Benefit Program has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law; (B) all contributions to the Plans and Benefit Programs have been timely made pursuant to their terms; (C) there is no liability for breaches of fiduciary duty in connection with the Seller which would result in a Material Adverse Effect on Seller or the Company, and there have been no defaults, violations, actions, suits or claims pending (except ordinary claims for benefits), or to the knowledge of the Seller, threatened respecting the Plans and Benefit Programs which would result in a Material Adverse Effect on Seller or the Company; and (D) neither the Seller nor the Company has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to the Plans and Benefit Programs which would result in a Material Adverse Effect on Seller or the Company;

                  (vi)except as disclosed or referenced on SCHEDULE 2.14, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any Beaird Employee, (B) increase any benefits otherwise payable under any Plan or (C) result in the acceleration of the time of payment or vesting of any such benefits;

                  (vii) neither Seller nor any Plan or Benefit Program provides for the continuation of medical or health benefits after a Beaird Employees' termination of employment except for continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder ("COBRA"); and

                  (viii) neither Seller nor any Plan or Benefit Program has any obligation to make any payments to Beaird Employees which would be "excess parachute payments" under Section 280G of the Code.

                  (e) To the best knowledge of the Seller as of the date hereof, no person or entity that was engaged by the Company as an independent contractor can or will be characterized or deemed to be an employee of the Company under applicable laws, statutes, rules, regulations and administrative proceedings for any purpose whatsoever, including, without limitation, for purposes of federal, state and local income taxation, workers' compensation and unemployment insurance and eligibility for the Plans or any Benefit Program.

                  (f) Neither the Company nor the Seller has participated in any voluntary compliance or self-correction programs established by the Internal Revenue Service, or entered into a closing agreement with the Internal Revenue Service with respect to the form or operation of any of the Plans or any Benefit Program.

                  (g) To the best knowledge of the Seller as of the date hereof, the Company does not, and will not in the future, have any liability under the Code, ERISA or the terms of a collective bargaining agreement arising from or relating to any employee benefit plan, arrangement, or policy, including an employee benefit plan as defined in Section 3(3) of ERISA, maintained, or contributed to, by the Seller or any entity that is or has been a member of the same controlled group of businesses as the Seller, determined under Section 414 of the Code.

        2.15      EMPLOYEES; EMPLOYEE RELATIONS.

                  (a) Except as disclosed on SCHEDULE 2.15, the Company is not a party to, nor bound by, the terms of any union contract, collective bargaining or other labor agreement, employment agreement, severance plan, or stock option, stock purchase, vacation, deferred compensation, bonus or other incentive plan or arrangement. Except as set forth on SCHEDULE 2.15, there are no labor disputes involving the employees of the Company.

                  (b) Seller is in compliance in all material respects with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wages and hours of the Beaird Employees and, with respect to such Beaird Employees, is not engaged in any unfair labor practice. All of the Beaird Employees who work in the United States are lawfully authorized to work in the United States according to Federal immigration laws.

                  (c) All obligations of Seller relating to the Beaird Employees, whether arising by operation of law or by contract, for payments to trusts or other funds or to any governmental agency with respect to workers' compensation, unemployment compensation, social security or any other benefits for such Beaird Employees with respect to employment of said Beaird Employees through the date hereof or, if the date hereof is not a regularly scheduled employee compensation payment date, through the most recent regularly scheduled employee compensation payment date, have been substantially paid or adequate accruals therefor have been made or, to the extent that such payments relate to a period of time after December 31, 1997, are recorded on Seller's books and records. All obligations of Seller with respect to such Beaird Employees, whether arising by operation of law or by contract for salaries, vacation and holiday pay, sick pay, bonuses, other forms of compensation or other benefits payable to such Beaird Employees in respect of the services rendered by any of them prior to the date hereof or, if the date hereof is not a regularly scheduled employee compensation payment date, prior to the most recent regularly scheduled employee compensation payment date, have been substantially paid or adequate accruals therefor have been made or, to the extent that such obligations relate to a period of time after December 31, 1997, are recorded on Seller's books and records.

        2.16 INSURANCE. SCHEDULE 2.16 sets forth a list of all insurance policies carried by the Company on March 31, 1998. Seller has previously provided Buyer with: (a) a complete list of all insurance loss runs and worker's compensation claims received for the most recently ended three policy years; and (b) true, complete and correct copies of all certificates for insurance carried by the Company which are in effect, all of which (i) have been issued by insurers of recognized responsibility and (ii) currently are in full force and effect and will remain in full force and effect through the Closing Date. Except as set forth in SCHEDULE 2.16: (a) no insurance carried by the Company has been canceled by the insurer during the past five (5) years, and the Company has not been denied coverage during the Seller's ownership of the Company; and (b) neither the Company nor Seller has received any notice or other communication from any issuer of any such insurance policy of any material increase in any deductibles, retained amounts or the premiums payable thereunder, and, to the knowledge of Seller, no such increase in deductibles, retainages or premiums is threatened. Except as disclosed on SCHEDULE 2.16, to the knowledge of Seller, no pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of the Company. All premiums due and payable prior to the Closing have been or will be paid prior to the Closing.

        2.17 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. All the accounts and notes or other accounts receivable of the Company reflected on the Initial Financial Statements and those accruing through the Closing Date (the "RECEIVABLES") represent valid and bona fide sales to third parties incurred in the ordinary course of business, were collected, or are valid and enforceable claims and are collectible, in the respective amounts so reflected, net of allowances for doubtful accounts, if any, reflected on SCHEDULE 2.17. The reserve for doubtful accounts has been determined based on the past collection experience of the Company and is consistent with its prior accounting and collection practices. Except as disclosed on SCHEDULE 2.17, no counterclaims or offsetting claims with respect to such accounts receivable are pending or threatened. Except as disclosed on
SCHEDULE 2.17, the accounts payable reflected in the Initial Financial Statements and all accounts payable arising thereafter and prior to the date hereof arose from bona fide transactions in the ordinary course of business.

        2.18 INVENTORIES. The inventories reflected in the Initial Financial Statements and inventories acquired since December 31, 1997 consist of items of a quality and quantity which are useable or saleable in the ordinary course of business of the Company, and inventories of below standard quality or not useable in the business of the Company have been written down in value in accordance with good business practices to estimated net realizable market values or adequate reserves have been provided therefor. SCHEDULE 2.18 sets forth, as of December 31, 1997, as to such inventory the acquisition cost, amount of write-down and net amount thereof. Such inventories are not excessive in kind or amount in light of the business of the Company. All such inventories are carried on the books of the Company at the lower of average cost or market pursuant to the normal inventory valuation policy of the Company.

        2.19 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except to the extent set forth on SCHEDULE 2.19, to the knowledge of Seller, none of Seller, any Seller Affiliate or any shareholder, officer or director of the Company possesses, directly or indirectly, 20% or more interest in, or is a partner of, or is a director, officer or employee of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of the Company.

        2.20      OFFICERS, DIRECTORS AND EMPLOYEES.

                  (a) Set forth on SCHEDULE 2.20 is a complete list of all of the current officers and directors of the Company;

                  (b) SCHEDULE 2.20 sets forth the name, current rate of wages or salary, and term of engagement of (i) each director and officer of the Company and (ii) each other employee of or consultant to the Company with current annual wages, salary, bonus and deferred compensation in excess of $50,000; and

                  (c) SCHEDULE 2.20 sets forth the name of each retired key employee, officer or director of the Company who is receiving or is entitled to receive any payments from the Company whether or not covered by any funded Employee Benefit Plan and his or her age, sex, social security number and current unfunded pension benefits.

        2.21 BANK ACCOUNTS AND POWERS OF ATTORNEY. SCHEDULE 2.21 sets forth:

                  (a) the name of each financial institution in which the Company has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes;

                  (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto;

                  (c) the name of each bank or institution which has issued to the Company or any of its officers and employees, in such capacity, credit or charge cards, the account numbers of all such cards and the outstanding balances of such cards to the extent any individual balance exceeds $10,000; and

                  (d) the name of each Person holding a general or special power of attorney from the Company and a description of the terms of each such power, other than powers of attorney involving customs offices.

        2.22 AVAILABILITY OF DOCUMENTS. Seller has made available for inspection by Buyer and its representatives true, correct and complete copies of the Charter Documents of the Company, all written agreements, arrangements, commitments, and documents referred to in the SCHEDULES attached hereto, and the corporate minute books of the Company.

        2.23 BROKERAGE, FINANCIAL ADVISOR OR FINDER FEES. No agent, advisor, broker, person or firm acting on behalf of Seller is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from any of their affiliates, in connection with any of the transactions contemplated hereby.

        2.24 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
SCHEDULE 2.24, since December 31, 1997, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company, which has had or could reasonably be expected to have a Material Adverse Effect, (b) any entry into any transaction, commitment or agreement material to the Company, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (c) any material increase in the compensation payable or to become payable by the Company to its directors, officers, employees or agents or any material increase in the rate or terms of any bonus, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, (d) any sale, transfer or other disposition of, or the creation of any Lien upon, any material part of the Company's assets, tangible or intangible, except for sales of inventory and use of supplies and collections of account receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Company, or (e) any change in the relations of the Company with or loss of its customers or suppliers, of any loss of business or material increase in the cost of inventory items or change in the terms offered to customers, which would have a Material Adverse Effect.

Except as referred to in SCHEDULE 2.24, since December 31, 1997, there has been no termination, cancellation or change in the business relationship of the Company with any customer or group of customers, distributor or group of distributors, or sales agent or group of sales agents which individually or in the aggregate provided more than five percent (5%) of the gross revenues of the Company for the fiscal year ended March 31, 1998.

        2.25 LIABILITIES AND OBLIGATIONS. SCHEDULE 2.25 lists all present liabilities of every kind, character and description and whether accrued, absolute, fixed, contingent or otherwise, of the Company which (a) exceed or reasonably could be expected to exceed $100,000 and (b) (i) had been incurred prior to December 31, 1997, but are not reflected on the Initial Financial Statements, or (ii) were incurred after December 31, 1997. To the extent required by GAAP or this Agreement, the Company has established adequate accruals with respect to all such items. SCHEDULE 2.25 also lists and describes each of the Company's outstanding secured and unsecured Guaranties not constituting its Indebtedness and, for each of those Guaranties, whether any Seller or Related Person of Seller is a Person whose obligation is covered by that Guaranty, and if that item is secured by any property or asset of the Company, the nature of that security. As of December 31, 1997, the Company had no liability with respect to product warranty claims (whether contingent or not) in excess of the amounts specifically reserved therefor and reflected on the Initial Financial Statements; and, since December 31, 1997, the Company has not incurred any liability with respect to product warranty claims (whether contingent or not) in excess of the amount reserved for such claims in the Initial Financial Statements.

        2.26 RELATIONS WITH GOVERNMENTS, ETC. The Company has never made, offered or agreed to offer anything of value to any governmental official, political party or candidate for governmental office which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977 or any Governmental Requirement to a similar effect. The Company has never entered into any commercial transaction with any Person in violation of the Export Administration Act, the Iran-Libya Sanctions Act or any other Governmental Requirement applicable to the Company that limits or imposes restrictions on (a) agreements with one or more foreign countries (or their subjects) or (b) doing business in one or more foreign countries.

        2.27 RELATED PARTY AGREEMENTS. SCHEDULE 2.27 sets forth all Related Party Agreements in effect on the date hereof. Except as set forth in SCHEDULE 2.27, there is no outstanding Indebtedness owed by the Company to Seller or any subsidiary of Seller or any partnership of which Seller is a partner or any other Entity in which the Seller directly or indirectly owns at least a 20% equity interest (each a "SELLER AFFILIATE"). Except for those Related Party Agreements specifically referred to in SCHEDULE 2.27 as "Retained Related Party Agreements" (the "RETAINED RELATED PARTY AGREEMENTS"), each Related Party Agreement in effect on the date hereof has been terminated, and all Indebtedness of Seller and any Seller Affiliate owed to the Company has been paid in full, prior to the Closing, and no Related Party Agreement then will exist. Except as set forth in SCHEDULE 2.27, the terms and conditions of each of the Retained Related Party Agreements are materially no less favorable to the Company than the Company reasonably could have expected to obtain in an arm's-length transaction with a Person other than an affiliate of the Company, the rentals provided for in the Retained Related Party Agreements constituting leases of property to the Company do not and will not materially exceed fair market rentals of the properties being rented or leased under those Retained Related Party Agreements and the payments provided to be made by the Company in the other Retained Related Party Agreements do not materially exceed the fair market value of the goods or other property provided to or the services performed for the Company.

        2.28 ACKNOWLEDGMENT REGARDING CERTAIN OPERATIONS. Seller acknowledges and confirms that the Company's silencer operation are part of the transactions contemplated hereby.

        2.29 ABSENCE OF CLAIMS. To the Seller's knowledge, there exist no Pre-Acquisition Claims against Seller or any Seller Affiliate of the type which would be subject to the release described in Section 10.19(b).

        2.30 ACQUISITION OF NOTE FOR INVESTMENT. Seller (i) is acquiring the Note solely for its account for investment purposes, and not with a view toward, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any applicable state securities laws, and (ii) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Note. Seller acknowledges and understands that the Note has not been registered under the Securities Act or under any state securities laws and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and that Seller cannot offer for sale, sell, pledge, transfer or otherwise dispose of the Note without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration available thereunder.

                                          ARTICLE III
                            REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        3.1 ORGANIZATION AND AUTHORIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power, capacity and authority to execute and deliver this Agreement, the Transaction Documents and all other agreements and documents contemplated hereby. The execution and delivery by Buyer of this Agreement, the Transaction Documents and such other agreements and documents and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by Buyer and no other corporate action on the part of Buyer is necessary to authorize the transactions contemplated hereby and thereby. This Agreement (and upon execution and delivery the other Transaction Documents) have been duly executed and delivered by Buyer and each constitutes the valid and binding obligation of Buyer, enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

        3.2 NO VIOLATIONS. The execution, delivery and performance in accordance with their respective terms by Buyer of this Agreement and the other Transaction Documents do not and will not (a) violate any provision of the Charter Documents of Buyer, (b) violate any Governmental Requirement by which Buyer or its properties or assets are bound or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any Person with respect to any agreement, contract, indenture, mortgage or instrument to which Buyer is a party or any of its properties or assets is bound.

        3.3 CONSENTS. Except for Hart-Scott-Rodino clearance and as set forth in
SCHEDULE 3.3, no consent, approval or other authorization of any Person or any Governmental Authority or under any material agreement or commitment to which the Buyer is a party or by which its assets are bound is required as a result of or in connection with the transactions contemplated hereby (including, without limitation, for the execution, delivery or performance by Buyer of any of the Transaction Documents, the enforcement against Buyer of its obligations thereunder or the effectuation of the transactions contemplated thereby).

        3.4 ACQUISITION OF SHARES FOR INVESTMENT. Buyer is acquiring the Shares for investment purposes and not with a view toward, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities laws. Buyer acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws, and that Buyer cannot offer for sale, sell, pledge, transfer or otherwise dispose of the Shares without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration available thereunder.

        3.5 FINANCING COMMITMENT. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price.

        3.6 LITIGATION. No Litigation is pending or, to the knowledge of Buyer, threatened, to which Buyer is or is reasonably likely to become a party which
(i) questions or involves the validity or enforceability of Buyer's obligations under any Transaction Document or (ii) seeks or reasonably may be expected to seek (A) to prevent or delay the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents or (B) damages in connection with any consummation by Buyer of the transactions contemplated by this Agreement and other Transaction Documents.

        3.7 BROKERAGE, FINANCIAL ADVISOR OR FINDER FEES. Except for Cureton & Co., Incorporated (whose fees will be paid by Buyer), no agent, advisor, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from any of their affiliates, in connection with any of the transactions contemplated hereby.

        3.8 DUE DILIGENCE. Buyer acknowledges that (a) Seller shall not be deemed to have made to Buyer any representation or warranty other than as expressly made by Seller in Article II hereof, (b) it has had the opportunity to visit the facilities of the Company and meet its officers and other representatives to discuss the business, assets, liabilities, financial condition, cash flow and operations of the Company, (c) all materials and information requested by Buyer have been provided to Buyer to Buyer's satisfaction and (d) it has made its own independent examination, investigation, analysis and evaluation of the Company, including Buyer's own estimate of the value of the Company; however, none of the foregoing shall in any way modify, limit or restrict any of the representations, warranties, covenants and indemnities of the Seller contained in this Agreement, it being understood and agreed among the parties that Buyer is relying upon such representations, warranties, covenants and indemnities and Buyer would not enter into this Agreement without such representations, warranties, covenants and indemnities, but subject in all respects to the provisions of Section 3.8.

        3.9 TERMINATION OF INSURANCE. Buyer acknowledges that the Company's insurance coverages listed in SCHEDULE 2.16 shall terminate at Closing.

                                          ARTICLE IV
                                      COVENANTS OF SELLER

        4.1 COURSE OF CONDUCT BY THE COMPANY. From the date hereof through and until the Closing Date, except as approved in writing by Buyer or as otherwise expressly permitted or contemplated by this Agreement, Seller shall cause the Company's business to be conducted only in the ordinary course of business consistent with past practice, and Seller shall cause the Company to comply with the following covenants.

                  (a) REPRESENTATIONS AND WARRANTIES. Seller shall not take any action, or permit the Company to take any action, which would cause any of Seller's representations and warranties to be untrue as if made immediately after such action was taken.

                  (b) Goodwill. Seller shall cause the Company to maintain its operations, employees and advantageous business relationships, with the end that its goodwill and going business shall be unimpaired at the Closing Date.

                  (c) CAPITAL EXPENDITURES. Without the prior written consent of Buyer, such consent not to be unreasonably withheld, the Company shall not make any capital expenditures for capital commitments made after March 31, 1998 or commitments therefor which, when combined with capital commitments made after March 27, 1998, would exceed $250,000.

                  (d) CHARTER DOCUMENTS. The Company shall not make any change in its Charter Documents.

                  (e) STOCK ISSUANCE; REDEMPTIONS; REORGANIZATIONS. The Company shall not (i) issue, grant or dispose of or make any agreement, arrangement or commitment obligating the Company to issue, grant or dispose of any capital shares or other securities of the Company, (ii) redeem or acquire, or make any agreement, arrangement or commitment obligating the Company to redeem or acquire, any shares of capital stock or other securities of the Company, (iii) authorize or effect or make any agreement, arrangement or commitment obligating the Company to effect any reorganization, recapitalization or split-up of such capital stock of the Company or (iv) declare, set aside, pay or make any dividend or other distribution or payment (other than in cash) with respect to any shares of its capital stock or purchase or redeem any shares of its capital stock.

                  (f) EMPLOYEE MATTERS. The Company shall not (i) except for increases in compensation of employees required under any collective bargaining agreement (including any renewal thereof) or incentive plan or pursuant to merit promotions in the ordinary course of business, make any increase that is material in the compensation payable or to become payable to any of the officers, employees or agents of the Company or
        (ii) except to the extent necessary to comply with applicable law, make, amend or enter into any employment contract or any bonus, incentive, stock option, profit sharing, pension, retirement, stock purchase, hospitalization, medical reimbursement, insurance, severance benefit or other similar plan or arrangement or make any voluntary contribution to any such plan or arrangement.

                  (g) INSURANCE COVERAGE. The Company shall maintain, or have maintained on its behalf, insurance coverage for the benefit of the Company on the same basis as, or on a substantially equivalent basis to, the current insurance coverage described in SCHEDULE 2.16.

                  (h) LIENS. The Company will not, and will not commit to, mortgage, pledge, encumber, create or allow any Liens not existing on the date hereof upon any of its properties or assets, tangible or intangible, except Permitted Liens created in the ordinary course of business, consistent with past practice.

                  (i) DISPOSITION OF ASSETS. The Company will not, and will not commit to, sell, transfer or otherwise dispose of any of its tangible or intangible property or assets, except for inventory and supplies sold, disposed of or consumed and accounts receivable collected or written off in the ordinary course of business, consistent with past practice. Except as contemplated by Section 4.4, the Company will not cancel or forgive any debts or claims except or in the ordinary course of business, consistent with past practice.

                  (j) ACCOUNTING PRACTICES. The Company will not make any material changes in its accounting methods, principles or practices, except as required by GAAP.

        4.2 APPROVALS AND CONSENTS. Seller shall use all commercially reasonable efforts (a) to cause all conditions to the obligations of Buyer under this Agreement over which it is able to exercise influence or control to be satisfied prior to the Closing Date and (b) to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

        4.3       [INTENTIONALLY OMITTED]

        4.4 SETTLEMENT OF ACCOUNTS; PAYMENT OF PRE-CLOSING PAYABLES; TERMINATION OF CERTAIN GUARANTIES.

                  (a) At or prior to the Closing, Seller will and will cause the Company to satisfy and settle in full all intercompany accounts and dividend or distribute to Seller all cash in the Company's accounts as of the Closing Date.

                  (b) Seller shall be responsible to pay and discharge all accrued Indebtedness, accounts payable and other liabilities of the Company that accrue prior to the Closing Date ("PRE-CLOSING PAYABLES"). To the extent the Company receives an invoice or other demand for payment after Closing for a Pre-Closing Payable, Buyer shall cause the Company to promptly remit such invoice to Seller, which shall discharge the same. If the invoice includes both Pre-Closing Payables and post-Closing matters, Seller shall remit to the Company the amount of the Pre-Closing Payable. Seller shall have the right to pay such Pre-Closing Payables consistent with past practice.

                  (c) At or prior to the Closing, Seller will and will cause the Company to terminate any Guaranties by the Company, if any (other than letters of credit identified in SCHEDULE 2.25, if any).

        4.5 INVESTIGATIONS. Seller shall provide Buyer, the Persons requested to provide financing to Buyer with respect to the transactions contemplated hereby and their respective representatives and agents such access to the books and records of the Company and furnish to Buyer and the Persons providing financing such financial and operating data and other information with respect to the business and property of the Company as they may reasonably request from time to time, and permit Buyer, the Persons providing financing and their respective representatives and agents to make such inspections of the Company's real and personal properties as they may reasonably request. Seller shall arrange for Buyer, the Persons providing financing and their respective representatives and agents to meet with such directors, officers, employees and agents of the Company as requested. Buyer, the Persons providing financing and their respective representatives and agents shall comply with such other reasonable limitations on such investigation as are established by the Company.

        4.6       ENVIRONMENTAL INSPECTION.

                  (a) Seller shall provide Buyer with access to the Subject Property for the purposes of performing, at the sole expense of Buyer, an environmental assessment and environmental audit of the Subject Property (the "INSPECTION"). One objective of this Inspection shall be to evaluate the existing contamination at the Subject Property, and it is understood and agreed that this may entail the utilization of intrusive sampling. The extent of the Inspection shall not affect Buyer's enforcement of its rights under this Agreement. Seller agrees to collect in a centralized location the following information which shall be provided to Buyer for its review as a part of its
Inspection: notices to and from and correspondence with any Governmental Authorities regarding Environmental Requirements; all environmental assessments or audits in the possession of Seller regarding Environmental Requirements of the Company, whether or not performed by Seller and whether or not limited to the Subject Property; all environmental permits and permit applications, and compliance plans, including but not limited to Stormwater Pollution Prevention Plans, Spill Prevention Control and Countermeasure Plans, and Waste Minimization/Pollution Prevention Plans, involving the Subject Property; and a listing of all sites used by Company for the disposal of Hazardous Substances.

                  (b) The Inspection shall analyze the extent to which: (i) the Identified Property, and the Use of the Identified Property, complies with, and does not deviate from, all Environmental Requirements; (ii) the Identified Property contains any Hazardous Substances; (iii) the Identified Property is, or has been, the subject of any past, existing or threatened investigation, inquiry or proceeding concerning environmental matters by any Governmental Authorities;
(iv) any notice or submission concerning Environmental Activity has been given or should be given with regard to the Identified Property to Governmental Authorities; (v) the Identified Property is subject to, or covered by, the requirements of Title III of the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 11001 ET SEQ. The Environmental Information shall also include a "Disclosure Summary" that specifically addresses any exceptions to the representations and warranties set forth in Section 2.7 hereof.

                  (c) Buyer shall treat confidentially any information generated in connection with such Inspection, including without limitation all reports prepared for Buyer by its consultant or other technical representative (the "CONSULTANT"), any other reports prepared by the Consultant regarding the Subject Property and their contents, any analyses, compilations, studies or other documents prepared by Buyer, its affiliates or its Consultant containing or otherwise reflecting the results of such Inspection (collectively, the "ENVIRONMENTAL INFORMATION"). The Environmental Information may only be used in connection with the transaction contemplated by this Agreement. Buyer agrees that the Inspection shall be conducted in strict compliance with the following:
(i) prior to conducting the Inspection, Buyer will provide Seller with an original counterpart of its agreements with the Consultant relating to the Subject Property, which agreement shall conform to the terms of this Section 4.6; (ii) Seller shall have the right to have a representative or representatives accompany the Consultant at all times during the Inspection;
(iii) Buyer acknowledges the competitive value and sensitive and confidential nature of the Environmental Information and the damage that could result to Seller if it is misused by Buyer or disclosed to any third party except as permitted by this Section 4.6 and, except as otherwise permitted by this Section
4.6 or required by law, Buyer shall not disclose the Environmental Information to any third party other than the Persons requested to provide financing to, or investment in, Buyer (and their respective legal counsel and other professional counsel) with respect to the transactions contemplated hereby and its representatives and agents that are directly involved in the transaction contemplated by this Agreement; (iv) Buyer shall be responsible for any breach of this Section 4.6 by the Consultant, Buyer's representatives or any third party to whom Buyer transmits the Environmental Information; (v) if the transactions contemplated by this Agreement are not consummated for any reason, all Environmental Information, including all copies of any Consultant's reports and test results, if any, in written or other recorded form shall be delivered to Seller and Buyer shall not retain any copies; (vi) in the event that Buyer or anyone to whom Buyer transmits the Environmental Information becomes legally compelled to disclose any of the Environmental Information, and if Buyer becomes aware of such potential disclosure, Buyer shall provide Seller with prompt notice prior to any such disclosure so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with any applicable provisions of this Section 4.6; (vii) unless legally compelled to do so, prior to the Closing Date Buyer shall not disclose any Environmental Information to any regulatory agencies concerning the Subject Property, without the express prior written consent of Seller, such consent not to be unreasonably withheld or delayed; provided, however, that Seller understands and agrees that Buyer or its representatives may find it appropriate to contact Governmental Authorities in connection with their analysis of the Environmental Information and Seller hereby consents to and authorizes such contact; (viii) Buyer shall promptly disclose and provide copies to Seller (at no cost to Buyer) all Environmental Information prepared by or for Buyer or any of its representatives; (ix) subject to Article VIII hereof, Buyer shall indemnify Seller and the Company from and against any and all damages to persons or property caused by Buyer or its representatives during the course of performing the Inspection and (x) the Inspection shall not commence until the Seller has approved a written sampling plan (the "SAMPLING PLAN") developed by the Consultant for the performance of the Inspection, which to be approved must conform to the following requirements:
(A) QUALITY ASSURANCE/QUALITY CONTROL: The plan should identify the number and type of quality assurance samples, specifically the number of blanks, duplicates, or spikes that will be taken; the specific QA/QC guidelines to be followed should be described; (B) EQUIPMENT DECONTAMINATION: The sampling plan should identify the reagents and any special procedures associated with equipment decontamination; (C) CHAIN-OF-CUSTODY: All samples collected (including blanks and spikes) must be maintained under chain-of-custody procedures; (D) FIELD OPERATION: The sampling plan should discuss the sequence and the standard operating procedures for conducting the field activities, including the use of a sampling and field logbook, which should include: personnel performing the sampling; times of personnel arrival and departure and initialization and conclusion of the component sampling efforts; results of field measurements; factual descriptions of structures and features; sketches of the property layout and sample collection locations; (E) SAMPLING LOCATIONS/RATIONALE: As precisely as possible, the sampling plan should identify the location of each sample; a site map should be prepared to guide the investigator to the appropriate locations; specific sampling methods, the number of samples, the parameters being sampled, and a description of the objectives for each sampling activity should be included in the sampling plan; (F) ANALYTICAL REQUIREMENTS: The sampling plan should discuss the technique and level of detection that will be used to analyze each sample; (G) LABORATORY REQUIREMENTS: The sampling plan should name the laboratory to be utilized to analyze samples and their qualifications; (H) SAMPLE HANDLING:
Sample preservation and other handling practices should be described; Health and Safety Plan: The Sampling Plan shall also include a description of the Health and Safety Plan of the Consultant addressing suspected hazards and risks; levels of protective clothing or equipment to be worn; decontamination procedures; and documentation of the appropriate health and safety training given to the sampling crew; (I) SPLIT SAMPLES: The Sampling Plan will include a requirement to take and provide identical split samples of all sampling done on the property to the Seller; (J) SCHEDULE, RESTORATION, AND DISPOSAL: the Sampling Plan will provide for a date for the commencement and completion of the Inspection, will describe the timing and method for restoring the property to its substantially similar condition as before the Inspection, and will obligate the Buyer to immediately dispose of any cuttings or other waste generated from the Inspection; the Sampling Plan will not be approved if it provides for an Inspection that will materially interfere with business at the property or damages any improvements on the property, except for minor damage that the Sampling Plan described and for which the Sampling Plan sets forth a restoration procedure.

        4.7 TAX MATTERS. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Company shall be made after the date of this Agreement without the prior written consent of Buyer. After Closing, Seller shall not pursue with the Internal Revenue Service the Code Section 481(a) adjustment described in SCHEDULE 2.5.

        4.8 TRINITY PLANS. Effective as of the close of business on the Closing Date, the Seller shall take such action as may be necessary to cause the Beaird Employees participating in the Trinity Profit Sharing Plan to cease to participate in the Trinity Profit Sharing Plan and to cause the Company to terminate its status as a participating employer thereunder. Each such Beaird Employee shall be treated as having terminated employment for all purposes of such Plan and shall be entitled to the payment of benefits on the same basis as other terminated employees similarly situated. Effective as of the close of business on the Closing Date, the Seller shall take such action as may be necessary to cause the Beaird Employees participating in the Trinity Pension Plan to cease to participate in the Trinity Pension Plan and to cause the Company to terminate its status as a participating employer thereunder. Each such Beaird Employee shall be treated as having terminated employment for all purposes of such Plan and shall be entitled to the payment of benefits on the same basis as other terminated employees similarly situated. Effective as of the close of business on the Closing Date, the Seller shall take such action as may be necessary to cause the Beaird Employees participating in the Supplemental Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates (the "Supplemental Plan") to cease to participate in the Supplemental Plan and to cause the Company to terminate its status as a participating employer thereunder. Each such Beaird Employee shall be treated as having terminated employment for all purposes of such Plan and shall be entitled to the payment of benefits on the same basis as other terminated employees similarly situated.

                                           ARTICLE V
                                      COVENANTS OF BUYER

        Buyer hereby covenants and agrees with Seller as follows:

        5.1 RETENTION OF RECORDS. Buyer shall, for a period of seven (7) years after the Closing Date, neither dispose of nor destroy any of the business records and files of the Company which are transferred in connection herewith without first offering to turn over possession thereof to Seller by written notice to Seller at least sixty (60) days prior to the proposed date of such disposition or destruction.

        5.2 APPROVALS AND CONSENTS. Buyer shall use all commercially reasonable efforts (a) to cause all conditions to the obligations of Seller under this Agreement over which it is able to exercise influence or control to be satisfied prior to the Closing Date and (b) to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

        5.3 MATTERS PERTAINING TO EMPLOYMENT. Pursuant to Article VIII hereof, Buyer shall indemnify and hold harmless Seller from any liability that Seller incurs under the Worker Adjustment and Retraining Notification Act or similar state laws which results from the Company failing to offer employment to employees of Seller or the Company that devote substantially all of their working time to the business operations of the Company (the "BEAIRD EMPLOYEES") or reducing the workforce by such number that results in liability. Seller shall provide all Beaird Employees terminated by Seller with health insurance continuation to the extent required by COBRA.

        5.4 COURSE OF CONDUCT BY THE COMPANY. From the Closing Date through and until the date Seller receives cash payment of the Earn Out, except as approved in writing by Seller or as otherwise expressly permitted or contemplated by this Agreement, Buyer shall cause the Company's business to be conducted only in the ordinary course of business consistent with past practice, including, without limitation the Company's maintenance of the same GAAP as utilized by Seller before the Closing Date. During the period set forth in the preceding sentence,
(i) Seller shall have appropriate rights to review, monitor and comment on the operations of the Company and the results thereof, (ii) Buyer shall provide Seller and its representatives and agents such access to the books and records of the Company and furnish to Seller such financial and operating data and other information with respect to the business and property of the Company as it may reasonably request from time to time, and permit Seller and its respective representatives and agents to make such inspections of the Company's real and personal properties as they may reasonably request with regard to the determination of the Earn Out and (iii) if Buyer desires to operate in a manner that is different from the standard set forth in the preceding sentence, then Buyer and Seller shall undertake in good faith to reach agreement as to the adjustment, if any, in the calculation of the Earn Out in Section 1.1(b)(iv) above to compensate Seller for the financial impact of the proposed different manner of operation. If agreement is reached as to the adjustment, if any, in the calculation of the

Earn Out, then the language of Section 1.1(b)(iv) above shall be so amended and the Earn Out shall be based thereon. If Buyer and Seller are unable to reach agreement within thirty (30) days, then a Third Party Accounting Firm shall be engaged to review the proposed change in operation and shall make a determination as to the adjustment, if any, in the calculation of the Earn Out in Section 1.1(b)(iv) to compensate Seller for the financial impact of the proposed different manner of operation. The determination of the Third Party Accounting Firm shall be final, conclusive and binding upon Buyer and Seller. Buyer and Seller shall share equally the costs of the Third Party Accounting Firm under this Section 5.4.

        5.5 OFCCP AUDIT. Buyer agrees that Seller shall manage the pending audit by the Office of Federal Contract Compliance Program, provided that the resolution of any matters affecting the operation of the Company after Closing shall require the consent of Buyer, such consent not to be unreasonably withheld.

        5.6 GUARANTIES AND BONDS. At Closing, Buyer shall provide sufficient guaranties and bonds so as to allow Seller and its affiliates to be released from any and all liability relating to any guaranties or bonds issued to secure an agreement, obligation or liability of the Company, all of which are described on SCHEDULE 2.25.

                                   ARTICLE VI

                                     CLOSING

        6.1       CLOSING.

                  (a) Unless this Agreement is first terminated as provided in
Section 7.1, and subject to the satisfaction or waiver of all the conditions set forth in Section 6.2, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas, or such other location as is agreed to by Buyer and Seller, on (i) June 30, 1998 or (ii) such other date as the parties may agree upon in writing (the "CLOSING DATE").

                  (b) Buyer hereby agrees to pay to Seller on the date of this Agreement $150,000 as a nonrefundable, noninterest bearing deposit (the "Deposit"). If a Closing occurs on or before June 30, 1998, then the Deposit shall be applied to the Purchase Price as a partial payment of the Cash Amount. If a Closing does not occur on or before June 30, 1998, then the Deposit shall be retained by Seller as liquidated damages (and not as a penalty) for all losses, costs and expenses incurred by Seller and the Company in connection with the transactions contemplated by this Agreement. Seller on behalf of itself and the Company shall have no right to claim or seek from Buyer any other damages, costs or expenses arising out of a failure to close the transactions contemplated by this Agreement.

        6.2       CONDITIONS TO CLOSING.

                  (a) CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to purchase the Shares, and to cause the other transactions contemplated hereby to occur at the Closing, shall be subject to the satisfaction of each of the following conditions at or prior to the Closing:

                  (i) REPRESENTATIONS, WARRANTIES AND COVENANTS. Each representation and warranty of Seller contained in this Agreement and in any Schedule shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date. All of the covenants and agreements herein on the part of Seller to be complied with or performed on or before the Closing Date shall have been fully complied with and performed. There shall be delivered to Buyer a certificate dated the Closing Date and signed by the President or a Vice President of Seller to the foregoing effect.

                  (ii)PROCEEDINGS. No court of competent jurisdiction or any governmental authority or agency shall have issued any order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby, and there shall not be pending before any governmental body or agency any investigation or proceeding with respect to the transactions contemplated hereby of which Seller or Buyer has notice.

                  (iii) CONSENTS AND APPROVALS. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Seller to consummate the transactions contemplated hereby shall have been obtained.

                  (iv)CERTIFICATES. Seller shall have (A) furnished to Buyer (x) a copy, certified by the Secretary of State of Delaware as of a date not more than thirty (30) days prior to the Closing Date, of the certificate of incorporation and all amendments thereto of the Company and (y) copies, certified by the Secretary of the Company, as of the Closing Date, of the bylaws of the Company, (B) furnished to Buyer certificates of good standing issued with respect to the Company by the appropriate governmental and taxing officials of the State of Delaware as of a date not more than thirty (30) days prior to the Closing Date, and (C) executed and delivered to Buyer a certificate of the Secretary of Seller relating to incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

                  (v) OPINION OF COUNSEL. Buyer shall have received an opinion of Locke Purnell Rain Harrell (A Professional Corporation), counsel to Seller, dated the Closing Date and in form and substance reasonably satisfactory to Buyer.

                  (vi) NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change since December 31, 1997 in respect of the financial condition, results of operations, business or assets of the Company.

                  (vii) NONCOMPETITION AGREEMENT. Seller and the Company shall have executed and delivered to Buyer a noncompetition agreement in the form attached hereto as EXHIBIT C (the "NONCOMPETITION AGREEMENT").

                  (viii) BRIGHTON MANUFACTURING AGREEMENT. Seller shall have executed and delivered to the Company a supply agreement in the form attached hereto as EXHIBIT D (the "BRIGHTON MANUFACTURING AGREEMENT").

                  (ix) STOCK CERTIFICATES. Seller shall have tendered certificates representing the Shares, duly endorsed in blank or accompanied by appropriate stock powers, in proper form for transfer, with all transfer taxes paid.

                  (x) RESIGNATIONS AND RELEASES OF DIRECTORS AND OFFICERS. To the extent requested by Buyer, Buyer shall have received the resignations of and releases from such directors and officers of the Company, effective as of the Closing.

                  (xi)TRANSITION AGREEMENT. Seller and the Company shall have executed and delivered to Buyer a transition agreement in the form attached hereto as EXHIBIT F (the "TRANSITION AGREEMENT").

                  (xii) LANDLORD ESTOPPEL LETTER. Seller shall have provided Buyer with a landlord estoppel letter, in form and substance satisfactory to Buyer, for the Shreveport Lease.

                  (xiii) TERMINATION UNDER HART-SCOTT-RODINO ACT. The termination or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act shall have occurred.

                  (xiv) HEAD MANUFACTURING AGREEMENT. Seller shall have executed and delivered to the Company an agreement in the form attached hereto as EXHIBIT E (the "HEAD MANUFACTURING AGREEMENT").

                  (b) CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to sell the Shares, and to cause the other transactions contemplated hereby to occur at the Closing, shall be subject to the satisfaction of each of the following conditions at or prior to the Closing:

                  (i) REPRESENTATIONS, WARRANTIES AND COVENANTS. Each representation and warranty of Buyer contained in this Agreement and in any Schedule shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date. All of the covenants and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed. There shall be delivered to Seller a certificate dated the Closing Date and signed by the President or a Vice President of Buyer to the foregoing effect.

                  (ii)PROCEEDINGS. No court of competent jurisdiction or any governmental authority or agency shall have issued any order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby, and there shall not be pending before any governmental body or agency any investigation or proceeding with respect to the transactions contemplated hereby of which Seller or Buyer has notice.

                  (iii) CONSENTS AND APPROVALS. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Buyer to consummate the transactions contemplated hereby shall have been obtained.

                  (iv) OPINION OF COUNSEL. Seller shall have received an opinion of Gardere Wynne Sewell & Riggs, L.L.P., counsel to Buyer, dated the Closing Date and in form and substance reasonably satisfactory to Seller.

                  (v) CERTIFICATES. Buyer shall have delivered to Seller (A) a certificate of the appropriate governmental authority, dated as of a date not more than thirty (30) days prior to the Closing Date, attesting to the existence and good standing of Buyer in the State of Texas; (B) copies, certified by the Secretary of State of Texas as of a date not more than thirty (30) days prior to the Closing Date, of the articles of incorporation and all amendments thereto of Buyer; (C) a copy, certified by the Secretary of Buyer, dated the Closing Date, of the bylaws of Buyer; and (D) a certificate, dated the Closing Date, of the Secretary of Buyer relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

                  (vi) DELIVERY OF CONSIDERATION. Buyer shall have (a) wire transferred to Seller the Cash Amount and (b) executed and delivered the Note.

                  (vii) NONCOMPETITION AGREEMENT. Buyer and the Company shall have executed and delivered to Seller the Noncompetition Agreement.

                  (viii) BRIGHTON MANUFACTURING AGREEMENT. The Company shall have executed and delivered to Seller the Brighton Manufacturing Agreement.

                  (ix) TRANSITION AGREEMENT. Buyer and the Company shall have executed and delivered to Seller the Transition Agreement.

                  (x) HEAD MANUFACTURING AGREEMENT. The Company shall have executed and delivered to Seller the Head Manufacturing Agreement.

                  (xi) TERMINATION UNDER HART-SCOTT-RODINO ACT. The termination or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act shall have occurred.

                  (xii) INDEMNIFICATION AGREEMENT. Buyer shall have executed and delivered to Seller an Indemnification Agreement in form and substance satisfactory to Seller in its sole discretion pursuant to which Buyer unconditionally and irrevocably indemnifies, defends and holds harmless Seller from any loss, liability, cost or expense (including attorney fees and court costs) arising from the letters of credit described in
        Schedule 2.25.

                                          ARTICLE VII
                                 TERMINATION PRIOR TO CLOSING

        7.1       TERMINATION.

                  (a) This Agreement may be terminated and abandoned at any time prior to the Closing:

                  (i) By the written mutual consent of Buyer and Seller;

                  (ii)By Buyer on the Closing Date if any of the conditions set forth in Article 6.2(a) shall not have been fulfilled on or prior to the Closing Date;

                  (iii) By Seller on the Closing Date if any of the conditions set forth in Article 6.2(b) shall not have been fulfilled on or prior to the Closing Date;

                  (iv)By either Buyer or Seller if the Closing shall not have occurred on or before June 30, 1998 or such later date as the parties may agree upon in writing;

                  (v) By Buyer or Seller if as a result of the Environmental Information, or other investigations conducted by Buyer or Seller, Buyer or Seller reasonably determine that, together with any liability identified pursuant to Section 7.1(a)(vi), a contingent or actual liability in excess of $1,000,000 potentially exists with respect to the Identified Property or the operations of the Company for Environmental Costs, Environmental Noncompliance or as a result of potential third party claims based on Environmental Activity, excluding the Identified Remediation. In addition, if Buyer reasonably determines that any remedial or response work that may be necessitated by Governmental Requirements will potentially materially adversely affect the operations of the business to be conducted on the Real and

        Leased Property, then Buyer shall have the right to terminate this Agreement by written notice to Seller at any time prior to the Closing; and

                  (vi)By Buyer on the Closing Date if any representation or warranty of the Seller contained in this Agreement and in any Schedule which is qualified by the phrase "Material Adverse Effect" shall, without giving effect to such qualification, fail to be true and correct when made, or shall, without giving effect to such qualification, fail to be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, if Buyer reasonably determines that, together with any liability identified pursuant to
        Section 7.1(a)(v), a contingent or actual liability in excess of $1,000,000 potentially exists as a result of such failure.

                  (b) Any termination pursuant to this Article VII shall not affect the obligations of the parties under Sections 10.16 and 10.17 and shall be without prejudice to the terminating party's rights and remedies under this Agreement by reason of any violation of this Agreement occurring prior to such termination. In the event of a termination pursuant to this Article VII, each party shall bear its own costs and expenses incurred with respect to the transactions contemplated hereby; PROVIDED, HOWEVER if the conditions set forth in Section 6.2(a)(i) are unsatisfied as of the Closing Date and Seller has not cured such matter (which it shall have no obligation to do) within twenty (20) days following written notice thereof by Buyer, the parties agree that, in the event Buyer terminates this Agreement due to such circumstances, the only recourse Buyer shall have against Seller is Seller's agreement to reimburse Buyer for fees, costs and expenses of outside accountants, attorneys and environmental consultants and out-of-pocket expenses actually incurred by or on behalf of Buyer up to $150,000. Any amounts paid by Seller pursuant to the previous sentence shall be liquidated damages (and not a penalty) for all losses, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement. Buyer shall have no right to claim or seek from Seller any other damages, costs or expenses arising out of a failure to close the transactions contemplated by this Agreement.

        7.2       NOTIFICATION OF CERTAIN MATTERS.

                  (a) From the date hereof through the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall give prompt written notice (a "SPECIAL NOTICE") to the other after it has obtained knowledge of the occurrence, or failure of occurrence, of any event, which occurrence or failure to occur would cause or be reasonably likely to cause a breach of their respective representations, warranties, covenants and agreements contained in this Agreement.

                  (b) If Buyer gives such Special Notice and Seller fails to cure any material defect prior to the Closing Date, Buyer shall have the right either to terminate this Agreement pursuant to Section 7.1 hereof or to waive such defect, but, subject to Section 7.1(b) hereof, Buyer shall not be entitled to exercise any other remedy against Seller with respect to any such defect.

                  (c) If Seller gives such notice and Buyer fails to cure any material defect prior to the Closing Date, Seller shall have the right either to terminate this Agreement pursuant to Section 7.1 hereof or to waive such defect, but Seller shall not be entitled to exercise any other remedy against Buyer with respect to any such defect.

                                  ARTICLE VIII
                   INDEMNIFICATION AND POST-CLOSING COVENANTS

        8.1       BUYER'S LOSSES.

                  (a) From and after the Closing Date, subject to the other provisions of this Article VIII, Seller agrees to indemnify and hold harmless Buyer and the Company and their respective directors, officers, employees, representatives, agents and attorneys ("BUYER INDEMNITEES") from, against and in respect of any and all Buyer's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Seller in Article II (other than those identified in Section 8.2(a)(v)) of this Agreement (which such representations and warranties identified in Section 8.2(a)(v), for purposes of this Article VIII, shall be read as if they contained no qualification for Material Adverse Effect) being untrue or incorrect in any material respect; (ii) any failure by Seller to observe or perform its covenants and agreements set forth in this Agreement in any respect; (iii) events occurring on or prior to the Closing Date; (iv) any claim, action, or proceeding made or brought by or obligations owed by the Company to any person formerly employed by the Company who is not so employed as of the Closing Date whether by reason of retirement, death, incapacity, discharge, severance or otherwise; (v) product liability, litigation or claims against the Company or any of its directors, officers, employees, representatives, agents or attorneys in connection with, arising out of, or relating to products completed by the Company on or prior to the Closing Date; and (vi) any matter identified in part (b) clause (i) of SCHEDULE 2.8, SCHEDULE 2.11, SCHEDULE 2.12, SCHEDULE 2.13 or part (b) clause (i) of SCHEDULE 2.25; except in any instance to the extent Buyer's Losses result from a Buyer Indemnitee's own ordinary or gross negligence or willful misconduct.

                  (b) "BUYER'S LOSSES" shall mean all (i) Damages, (ii) Damage Claims and (iii) liabilities and obligations for any Company Indebtedness and all other liabilities and obligations of the Company outstanding as of the Closing Date. Buyer's Losses shall not include Environmental Costs (as defined in Section 8.2), which are addressed in Section 8.2.

        8.2       ENVIRONMENTAL INDEMNITY.

                  (a) Seller agrees to indemnify and hold harmless Buyer and the Company and their respective directors, officers, employees, representatives, agents and attorneys from and against, and in respect of any and all third party claims for, Environmental Costs arising in any manner in connection with: (i) the presence at or on any property now or formerly owned, operated or leased by the Company at any time on or prior to the Closing Date of any Hazardous Substances or the release, leak, discharge, spill, disposal, migration or emission of Hazardous Substances from any such property on or prior to the Closing Date; (ii) the failure of the Company to comply with any applicable Environmental Requirements prior to the Closing Date; (iii) the transportation to, disposal at, or migration onto or into adjacent property or any off-site location of any Hazardous Substances from property now or formerly owned, operated or leased by the Company at any time on or prior to the Closing Date, whether or not the transportation or disposal was conducted in full compliance with Environmental Requirements; (iv) any matter identified in SCHEDULE 2.7, (v) any representation or warranty made by Seller which relates expressly or by necessary implication to the Identified Remediation, the environment or Environmental Requirements (which, for purposes of this Article VIII, shall be read as if they contained no qualification for Material Adverse Effect) being untrue or incorrect in any material respect, or
(vi) any failure by Seller to observe or perform its covenants set forth in Sections 8.9, 8.10, 8.11 or 8.12 in any respect. Without limitation of the foregoing, it is hereby recognized and agreed that all Environmental Costs or other costs and expenses of the Identified Remediation shall be paid by the Seller, including, without limitation, the charges of such consulting engineer, all power and utility costs, all capital expenditures and any and all taxes or fees that may be applicable to such activities. None of the Environmental Costs or other costs and expenses paid or incurred by the Seller in connection with the Identified Remediation shall (i) be subject to reimbursement from either the Company or Buyer or (ii) be reflected as an asset on the Closing Balance Sheet on the Initial Financial Statements.

                  (b) The obligations under this Section 8.2 shall include the obligation to defend the Indemnified Parties (as defined below) against any claim or demand for Environmental Costs, the obligation to pay and discharge any Environmental Costs imposed on the Indemnified Parties, and the obligation to reimburse the Indemnified Parties for any Environmental Costs incurred or suffered, provided in each instance that the claim for Environmental Costs arises in connection with a matter for which Indemnified Parties are entitled to indemnification under this Agreement. The obligation to reimburse the Indemnified Parties shall also include the costs and expenses (including, without limitation, reasonable attorneys' fees) to establish or enforce Buyer's or such other Person's right to indemnification hereunder, but shall exclude reimbursement to the extent Environmental Costs result from a Buyer Indemnitee's own ordinary or gross negligence or willful misconduct.

                  (c) "ENVIRONMENTAL COSTS" shall mean any of the following that arise in any manner regardless of whether based in contract, common law, tort, implied or express warranty, strict liability, Environmental Requirement or otherwise: all liabilities, losses, judgments, damages, punitive damages, treble damages, natural resource damages, costs and expenses (including, without limitation, reasonable attorneys' fees and fees and disbursements of environmental consultants, all costs related to the performance of any required or necessary assessments, investigations, remediation, response, containment, closure, restoration, repair, cleanup or detoxification of any impacted property, the preparation and implementation of any maintenance, monitoring, closure, remediation, abatement or other plans required by any governmental agency or by Environmental Requirements and any other costs recovered or recoverable under any Environmental Requirement), fines, penalties, or monetary sanctions. Environmental Costs shall not (except in connection with a Third-Party Claim) include (i) loss of earnings or profits attributable to the consequential loss of future business or contracts or (ii) business interruption losses, together with business interruption losses subject to Section 8.1, in excess of $2,500,000 in the aggregate (such monetary limitation being intended to qualify clause (ii) only).

        8.3       SELLER'S LOSSES.

                  (a) From and after the Closing Date, subject to the other provisions of this Article VIII, Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, representatives, agents and attorneys ("SELLER INDEMNITEES") from, against, for and in respect of any and all Seller's Losses (as defined below) suffered, sustained, incurred or required to be paid by Seller by reason of (i) any representation or warranty made by Buyer in Article III of this Agreement being untrue or incorrect in any material respect; (ii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement in any respect; or (iii) product liability, litigation or claims against Seller or any of its directors, officers, employees, representatives, agents or attorneys in connection with, arising out of, or relating to products completed by the Company from and after the Closing Date; except in any instance to the extent Seller's Losses result from a Seller Indemnitee's own ordinary or gross negligence or willful misconduct.

                  (b) "SELLER'S LOSSES" shall mean all Damages and Damage
Claims.

        8.4 NOTICE OF LOSS. An Indemnified Party claiming indemnification under this Agreement shall promptly (i) notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of any third party claim or claims asserted against the Indemnified Party ("THIRD PARTY CLAIM") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("CLAIM NOTICE") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis for the Indemnified Party's request for indemnification under this Agreement. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article VIII, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. Within fifteen (15) days after receipt of any Claim Notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII with respect to that Third Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim. With respect to Buyer's Losses and Environmental Costs, Seller shall be the "INDEMNIFYING PARTY" and Buyer and the Company and its respective directors, officers, employees, representatives, agents and attorneys shall be the "INDEMNIFIED PARTIES." With respect to Seller's Losses, Buyer shall be the "INDEMNIFYING PARTY" and Seller and its directors, officers, employees, representatives, agents and attorneys shall be the "INDEMNIFIED PARTY."

        8.5       RIGHT TO DEFEND.

                  (a) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such Third Party Claim at its sole cost and expense, and the Indemnified Party must cooperate in any such defense or other action.

                  (b) The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense or settlement thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter; PROVIDED, HOWEVER, (i) that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party) and (ii) if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised in writing by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and a copy of any such written advice is provided to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

                  (c) If the Indemnifying Party (i) within the Election Period
(A) disputes its potential liability to the Indemnified Party under this Article VIII, (B) elects not to defend the Indemnified Party pursuant to this Article VIII or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Article VIII or (ii) elects to defend the Indemnified Party pursuant to this Article VIII but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII and if that dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any Damages or Damage Claims that would otherwise be deemed to be an Indemnified Loss, or to bear the costs and expenses of the Indemnified Party's defense pursuant to this
Section 8.5 or of the

Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with any such participation and any litigation or other proceeding relating to the resolution of any such dispute. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.5(c), and the Indemnifying Party shall bear its own costs and expenses with respect to that participation.

                  (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "INDEMNITY NOTICE") describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes the claim specified by the Indemnified Party in the Indemnity Notice, that claim shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed that claim, as provided above, that dispute shall be resolved through litigation; provided, that upon either party receiving an Indemnity Notice, but prior to a party initiating litigation against the other party (unless such initiation is required to prevent the expiration of the applicable survival periods set forth in Section 10.10), Buyer and Seller agree to cause their respective senior managements to meet to attempt in good faith to reach a settlement on the disputed claim. If the parties do not reach a settlement of that dispute within thirty (30) days after notice of that dispute is given, the parties may proceed to litigation.

                  (e) Payments of all amounts owing by an Indemnifying Party pursuant to this Article VIII relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement in respect of that Third Party Claim. Payments of all amounts owing by an Indemnifying Party pursuant to Section 8.5(d) shall be made within thirty (30) days after the later of (i) the expiration of the thirty (30) day Indemnity Notice period, (ii) the expiration of the period for appeal of a final adjudication of that claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement in respect of that claim.

        8.6 COOPERATION. Buyer and Seller shall cooperate with each other (and Buyer shall cause the Company to cooperate) in the defense of any Third Party Claim and, to the extent required by Section 8.11(d), in the Identified Remediation (as defined in Section 8.9) and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters. In the event either Buyer and the Company on the one hand or Seller on the other hand fails to reasonably cooperate with the other party pursuant to this Section
8.6 in any suit, action, investigation, proceeding, claim or remediation, the party's right to indemnification or remediation with respect to such matter shall be reduced by the cost to the indemnifying party caused by such failure to cooperate.

        8.7       LIMITATION ON INDEMNIFICATION.

                  (a) To the extent a Buyer's Loss related to a breach of a representation, warranty or covenant by Seller as to the total value of the accounts receivable and inventory as of the Closing Date that has been taken into account in determining the Closing Value, Seller shall not have liability to Buyer related to such breach to the extent of the Post-Closing Adjustment.

                  (b) Seller shall not have any liability or obligation to an Indemnified Party under Section 8.1 and 8.2 unless and until the amount of Buyer's Losses and Environmental Costs incurred by Buyer exceed the sum of $390,000 in the aggregate (the "BUYER THRESHOLD AMOUNT"), whereupon Seller shall be liable for all of Buyer's Losses and Environmental Costs only to the extent such Buyer's Losses and Environmental Costs in the aggregate exceed the Buyer Threshold Amount; PROVIDED HOWEVER, that the following items shall not be subject to this Section 8.7(b): (i) any Buyer's Losses suffered, sustained, incurred or required to be paid by reason of the items identified in Section 8.1(a)(vi), (ii) the reduction of the $4,000,000 amount set forth in Section 1.1(b)(iv) to the extent required by Section 1.2, (iii) Seller's violation of any provision set forth in Section 4.4, 8.9, 8.10, 8.11, 8.12, 8.13, (iv) Seller's indemnity obligations under Article IX and (v) Seller's violation of representations and warranties hereunder, and any Buyer's Losses and Environmental Costs, in each case which relate expressly or by necessary implication to the Identified Remediation (but not otherwise to the environment or Environmental Requirements).

                  (c) Buyer shall not have any liability or obligation to an Indemnified Party under Section 8.1 unless and until the amount of Seller's Losses incurred by Seller exceed the sum of $390,000 in the aggregate (the "SELLER THRESHOLD AMOUNT"), whereupon Buyer shall be liable for all of Seller's Losses only to the extent such Seller's Losses in the aggregate exceed the Seller Threshold Amount; PROVIDED HOWEVER, that the following items shall not be subject to this Section 8.7(c): (i) payment of the Post-Closing Adjustment in the event Buyer owes the Post-Closing Adjustment to Seller, (ii) Buyer's indemnity obligations under Section 5.3, (iii) Buyer's obligations under Sections 5.4 and 5.6, (iv) Buyer's obligations under the Indemnification Agreement delivered pursuant to Section 6.2(b)(xii), and (v) Buyer's indemnity obligations under Article IX.

                  (d) In no event shall Seller's aggregate liability under this Agreement for Buyer's Losses under Section 8.1 and Environmental Costs under
Section 8.2 or Buyer's aggregate liability under this Agreement for Seller's Losses under Section 8.1 exceed an amount equal to the Purchase Price (as adjusted up or down, as the case may be, by the amount of the Post-Closing Adjustment). This limitation shall not apply to Seller's obligations under
Section 8.9 or Buyer's obligations under the Indemnification Agreement delivered pursuant to Section 6.2(b)(xii).

        8.8 EXCLUSIVE REMEDIES. The rights of indemnification provided by this
Article VIII shall be the exclusive remedy of (a) Buyer with respect to matters resulting in Buyer's Losses and Environmental Costs arising under or relating to this Agreement or the transactions contemplated hereby and (b) Seller with respect to matters resulting in Seller's Losses arising under or relating to this Agreement or the transactions contemplated hereby; and neither Buyer nor Seller shall have any other recourse for money damages against the other party under equity, law, contract or any other theory of recovery such that in no event shall any liability or obligation of Buyer or Seller exceed or extend beyond the rights set forth in this Article VIII; PROVIDED that such rights shall not be exclusive of any rights or remedies available to any party with respect to equitable relief concerning the matters set forth in the Confidentiality Agreement, the Noncompetition Agreement and Section 2.13.

        8.9 IDENTIFIED REMEDIATION COVENANT. Seller shall perform any and all testing, sampling, response, clean-up, containment, restoration, removal, transport or disposal of Hazardous Substances or other remedial work which is required to be performed, whether on-site or off-site, by applicable Environmental Requirements arising in connection with the presence of the Hazardous Substances at the locations and at the concentration levels that are or become the subject matter of Sellers' claims under any Litigation referred in
Section 8.12 ("IDENTIFIED REMEDIATION"). If Seller shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, such Identified Remediation, Buyer may cause such Identified Remediation to be performed, and all Environmental Costs or other reasonable costs and expenses incurred in connection with the Identified Remediation, shall be due and payable by Seller upon demand therefor by Buyer; PROVIDED, HOWEVER, to the extent that Buyer performs Identified Remediation under this Section 8.9, Buyer shall comply with the requirements that would otherwise be applicable to Seller's performance of remediation under Sections 8.10 and 8.11 of this Agreement and provided further that Buyer shall not commence Identified Remediation prior to providing Seller with thirty (30) days written notice of its intent to do so. The costs of any Identified Remediation performed by Buyer prior to the expiration of this thirty (30) day period except as required by any Governmental Authority to be performed within such thirty (30) day period shall not be subject to reimbursement by Seller.

        8.10 CLEANUP STANDARDS. Notwithstanding any provision in this Agreement to the contrary, the Identified Remediation performed by Seller under this Agreement shall in all cases be performed in accordance with the requirements necessary to achieve cleanup levels consistent with the current industrial use of the Subject Property as allowed by the appropriate agency after reasonable negotiation, including the use of institutional controls, such as deed recordation rather than total removal or treatment and engineering controls to the extent they do not materially and adversely impact the then current industrial use of the Subject Property or impose material post closure unreimbursed costs on Buyer, provided that the use of engineering controls shall not be used without the Buyer's prior written consent, not to be unreasonably withheld.

        8.11 PERFORMANCE OF IDENTIFIED REMEDIATION. All Identified Remediation shall be performed by Seller as follows:

                  (a) All Identified Remediation shall be performed and conducted: (i) continuously with reasonable diligence and in accordance with all applicable Environmental Requirements; (ii) in a good, safe and workmanlike manner and shall minimize any impact on the business conducted at the Subject Property; (iii) pursuant to a detailed written remediation plan ("IDENTIFIED REMEDIATION ACTION PLAN"), which shall be provided to Buyer for its review before work is undertaken; the Identified Remediation Action Plan shall be consistent with sound industry practices and in compliance with applicable Environmental Requirements, and shall be approved by the appropriate Governmental Authorities, if such approval is required by Environmental Requirements; (iv) with such insurance coverage pertaining to liabilities arising out of the work as is customarily maintained with respect to such activities; and (v) only upon receipt of all required permits, licenses or approvals from Governmental Authorities.

                  (b) Promptly upon completion of the Identified Remediation, Seller shall permanently seal or cap all monitoring wells, test holes and other intrusions to industrial standards in compliance with Environmental Requirements, remove all associated equipment, and restore the Subject Property to its condition prior to the performance of the Identified Remediation, which shall include, without limitation, the repair of any surface damage, and paving, and the repair, restoration or reconstruction of any damaged improvements caused by such investigation or remediation.

                  (c) Seller shall promptly provide to the Buyer copies of testing results and reports that are generated in connection with the activities described in this Section and all related correspondence or filings with any Governmental Authorities (collectively the "ENVIRONMENTAL REPORTS").

                  (d) After the Closing Date, Seller and its agents shall be provided with reasonable access to the Subject Property for the sole and exclusive purposes of performing the Identified Remediation.

                  (e) Notwithstanding anything else in this Agreement to the contrary, Seller shall be responsible for any damages to persons or property caused by it or its agents or representatives in performing any of the Identified Remediation.

        8.12 ASHLAND LITIGATION. With respect to any claim that Seller and the Company presently have or hereafter may have against Ashland Oil, Inc. ("ASHLAND") and ATEC, Inc. ("ATEC") under the Purchase and Sale Agreement dated January 12, 1990, as amended, among

Ashland, ATEC and Seller, Seller shall continue to prosecute, control and defend such claims (or with respect to future matters, initiate, prosecute and control any such claim). Buyer and Seller acknowledge and agree that Seller shall be entitled to retain any monetary award and/or settlement the Seller shall obtain against Ashland and/or ATEC in favor of Seller and the Company. The Seller shall provide the Buyer with copies of all pleadings and other papers filed in connection with the litigation. Any counterclaims, cross-claims or other claims by Ashland against the Company shall be treated as Third Party Claims. Seller agrees that any settlement of the Ashland litigation may not purport to limit the actions of, or otherwise restrict in any way the Company, or require any payment by the Company, without the Buyer's prior written consent which consent shall not be unreasonably withheld. The Seller shall fully indemnify the Buyer and the Company for all Buyer's Losses and Environmental Costs associated with the Ashland litigation.

        8.13 RECEIVABLES. To the extent any Receivables (other than Long Term Receivables and any Receivables collected by Buyer pursuant to Section 1.1(b)(iii)) are not collected within ninety (90) days following the Closing Date, Seller shall purchase from the Company such uncollected Receivables for a cash price equal to the aggregate face amount thereof less the reserve for such doubtful accounts reflected on the Closing Balance Sheet. Such purchase shall be concluded not more than five Business Days following the conclusion of such ninety (90) day period. To the extent any Long Term Receivables are not collected when due following the Closing Date, Seller shall purchase from the Company such uncollected Long Term Receivables for a cash price equal to the aggregate face amount thereof less the reserve for such doubtful accounts reflected on the Closing Balance Sheet. Such purchase shall be concluded not more than five Business Days following Buyer's demand. All uncollected Receivables purchased pursuant to this Section 8.13 are herein called the "REACQUIRED RECEIVABLES". Buyer will cause the Company to apply all credits and payments against the oldest invoices, consistent with the Company's past practice. Buyer covenants and agrees that it will cause the Company to use all diligent efforts in the collection of the Receivables and will assist Seller in such collection efforts of the Reacquired Receivables as are consistent with past collection practices of the Company. Seller shall have the right to audit the Company's handling of the Reacquired Receivables after Closing. Seller shall not have any liability for a breach of the representation and warranty in
Section 2.17 with respect to the Reacquired Receivables. All Long Term Receivables outstanding on the date of this Agreement are identified by account debtor, amount, invoice date and due date in SCHEDULE 8.13, which the Seller shall update on the Closing Date.

        8.14 LIMITATION AS TO INDEMNIFIED PARTIES' OWN NEGLIGENCE. The obligations of the Indemnifying Parties under this Article VIII to indemnify the Indemnified Parties shall be limited to the extent the cause or alleged cause (in whole or in part) of the Buyer's Losses, Seller's Losses or Environmental Costs for which a claim for indemnification is made hereunder is also the result of the concurrent, active or passive, imputed technical or other negligence, or fault of the party seeking indemnification.

        8.15 PENSION PLANS. It is acknowledged and agreed by the parties hereto that, except as otherwise provided in this Section 8.15, on and after the Closing neither Seller nor any affiliate of Seller shall have any responsibility whatsoever for the maintenance, administration, and payment of benefits from the Beaird Plans. As soon as practicable after the Closing, Buyer shall establish a trust qualified under
Section 501(a) of the Code to fund benefits payable under the Beaird Industries, Inc. Pension Plan (the "Beaird Pension Plan"), and Seller shall cause the trustee of the Trinity Industries, Inc. Master Retirement Trust (the "Master Trust") to transfer all assets thereunder attributable to the Beaird Pension Plan (as determined by such trustee in accordance with its books and records maintained for the purpose of providing separate accounting for the assets of each plan participating in such trust) to the trust so established by Buyer; provided, however, that the amount so transferred shall first be reduced by the allocable share of fees and expenses incurred by the Beaird Pension Plan under, and payable to the trustee of, the Master Trust during the period from the Closing Date to the date of such transfer. Buyer and Seller agree to take any and all action, including the filing of any documents required by Federal law, necessary to facilitate such transfer of assets.

                                   ARTICLE IX
                                   TAX MATTERS

        9.1       SECTION 338(H)(10) ELECTION.

                  (a) Buyer and Seller covenant and agree to make an election under Section 338(h)(10) of the Code for federal income tax purposes with respect to the acquisition of the stock of the Company pursuant to this Agreement and to make a similar election for the purpose of any provision of state or local income tax law which is comparable to Section 338(h)(10) of the Code. Buyer shall prepare the form or forms which are required to make each such election ("FORMS") and subject to the approval of the Forms by Seller (such approval not to be unreasonably withheld), Seller shall execute such Forms after which Buyer shall file such Forms as required by law.

                  (b) In preparing the Forms, Buyer will allocate the amount deemed to have been paid for the Company's assets for federal income tax purposes in accordance with applicable law and in doing so the fair market values of those assets will be determined by Buyer, subject to the approval of Seller (which approval shall not be unreasonably withheld). Upon approval by Seller, such allocation will be binding absent manifest error. Buyer and Seller recognize that the Purchase Price does not include the acquisition expenses of Buyer and agree that Buyer will allocate those expenses appropriately in its discretion. Each of Seller and Buyer agrees (i) to file its federal income and other Tax Returns reflecting such allocations, (ii) to take no position contrary thereto unless required to do so pursuant to a "determination" (as defined in Section 1313(a) of the Code) and (iii) to cooperate in the preparation of any forms or reports required to be filed in connection with the transactions effected pursuant to this Agreement.

        9.2       LIABILITY FOR TAXES AND RELATED MATTERS.

                  (a) Seller shall be liable for and timely pay(i) all Taxes which are imposed on or incurred by the Company for any period for purpose of computing Taxes ending on or before the Closing Date (including any Taxes which are solely attributable to the election under Section 338(h)(10) of the Code for the Company or any analogous elections under state law), (ii) (A) all Taxes for which the Company is liable by reason of having been a member of an affiliated, combined, unitary or other group, and (B) income Taxes of another Person for which the Company is liable as transferee or successor or by contract, for any period ending on or before the Closing Date and (iii) a portion, determined as described below, of any other Taxes which are imposed on or incurred by the Company for any period for purposes of computing Taxes which begins before and ends after the Closing Date (a "STRADDLE PERIOD"). Buyer shall be liable for all other Taxes which are imposed on or incurred by the Company and for any Taxes incurred as the result of Buyer causing any sale, exchange, or distribution of the assets of the Company on the Closing Date other than Taxes resulting solely from an election under Section 338(h)(10) of the Code or analogous elections under state law. Should any other Taxes be imposed on or incurred by the Company for any Straddle Period, Seller shall be liable for only the portion of such Taxes (which shall in no event exceed the amount of Taxes being apportioned) which is attributable to the taxable events and activities (including based upon or related to income or receipts) which occurred during the Straddle Period and on or before the Closing Date; provided that ad valorem Taxes and state franchise Taxes (other than franchise Taxes measured by net income) and any other Taxes computed in a similar manner as ad valorem Taxes and state franchise Taxes (other than franchise Taxes measured by net income) ("SIMILAR TAXES") shall be determined by prorating such Taxes for a Straddle Period on a daily basis. Any allocation of income, deductions or other Tax items required to determine any Taxes attributable to any period including or ending on the Closing Date shall be made by means of a closing of the books of the Company as of the Closing Date.

                  (b) Seller shall indemnify Buyer and the Company, and Buyer shall indemnify Seller, in respect of the Taxes for which the indemnifying party is liable pursuant to Section 9.2(a) and for the reasonable fees and expenses of the indemnitee's advisors which are incurred thereby in connection with obtaining such payment. In addition, the amount of such payment shall be increased by the amount if any which is necessary so that after the payment by the indemnitee of Taxes which the indemnitee incurs as a result of receipt of the payments pursuant to this Section 9.2(b) such indemnitee will retain the amount which is described in the first sentence of this Section 9.2(b).

                  (c) If Buyer or any affiliate of Buyer receives a refund of any Taxes described in the first sentence of Section 9.2(a), then Buyer shall cause the amount of such refund to be paid to Seller promptly after receipt of such refund. If Seller or any affiliate of Seller receives a refund of any Taxes described in the second sentence of Section 9.2(a), then Seller shall cause the amount of such refund to be paid to Buyer promptly after receipt of such refund.

                  (d) Seller shall be responsible for the preparation (in accordance with past practices) and filing of all Tax Returns for the Company for periods for purposes of computing Taxes ending on or before the Closing Date. Seller shall include the Company in the filing of its consolidated federal income Tax Return and shall cause the Company to be included in any combined, unitary or consolidated state, local or foreign Tax Returns required or permitted to be filed by the Seller for the Company's periods or portions thereof ending on or including the Closing Date. Buyer shall be responsible for the preparation and filing of all other Tax Returns which relate to the Company.

                  (e) Any tax sharing or allocation agreement between the Company and either Seller or another member of the Seller's Group is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current taxable year, a future taxable year or a past taxable year).

        9.3 ASSISTANCE AND COOPERATION. After the Closing Date, each of Seller and Buyer agree:

                  (a) To assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 9.2(d), cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns or Tax of the Company and make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to the Tax liabilities of the Company as set forth herein. Seller and Buyer shall also make available to the other, as reasonably requested and available, personnel responsible for preparing or maintaining information, records and documents in connection with Taxes as well as related litigation.

                  (b) To preserve all such information, records and documents until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by law.

                  (c) To provide timely notice to the other in writing of any pending or threatened tax audits or assessments related to the Company for periods beginning prior to the Closing Date and furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such period.

                  (d) In the event of an audit or dispute with a taxing authority concerning Taxes for which a party is liable pursuant to Section 9.2(a), that party will be entitled to control the proceedings related to such Taxes (including action taken to pay, compromise or settle such Taxes), except that Seller will in any event be entitled to control any proceedings which relate to or impact a consolidation or combined return filed by Seller and one or more of its subsidiaries. The party which is not entitled to control any such proceedings shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

        9.4 PAYMENT.

                  (a) All Taxes (including Taxes owed after a compromise or settlement of an audit or dispute with a taxing authority) shall be paid to the taxing authority by the party which is legally responsible therefor.

                  (b) Upon payment of any Taxes with respect to which a party is entitled to receive indemnification hereunder, such party shall submit an invoice to the indemnifying party stating that such Taxes have been paid and giving in reasonable detail the particulars relating thereto. The indemnifying party shall remit payment for such Taxes promptly upon receipt of such invoice.

        9.5 SURVIVAL OF OBLIGATIONS. Subject to the limitations set forth in
Section 10.10(b), the obligations of the parties set forth in this Article IX shall be unconditional and absolute and shall remain in effect without limitation as to time.

                                           ARTICLE X

                                         MISCELLANEOUS

        10.1 ENTIRE AGREEMENT. This Agreement and the other Transaction Documents (including the exhibits and schedules hereto and thereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

        10.2 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 10.2 shall be null and void; PROVIDED, HOWEVER, that Buyer may (a) collaterally assign its rights and obligations hereunder in connection with the financing of the acquisition, and (b) assign its rights and obligations hereunder to any direct or indirect owner of all of the outstanding equity interests thereof or to any successor in interest whether by merger or consolidation. If any party, in a single transaction or series of related transactions, sells, leases, exchanges, or otherwise disposes of all or substantially all of its property and assets, such party (the "SELLING PARTY") shall, as a condition precedent to any such transaction, cause effective provision to be made so that the Person acquiring such property and assets (the "ACQUIRING PARTY") shall become bound by and replace said Selling Party under this Agreement; and each other party (each "NON-SELLING PARTY") hereby agrees that such Non-Selling Party shall in such event continue to be bound by the terms hereof and recognize such Acquiring Party in replacement of said Selling Party. Notwithstanding the foregoing, any assignment by Buyer (other than pursuant to clause (a) above in this Section to a lender that neither directly or indirectly competes with Seller in the "Trinity Business", as defined in the Noncompetition Agreement, nor is owned or controlled by a party that directly or indirectly competes with Seller in the Trinity Business) shall require the prior written consent of Seller, which consent shall not be unreasonably withheld.

        10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

        10.4 HEADINGS. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

        10.5 CONSTRUCTION. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision thereof.

        10.6 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer and Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

        10.7 SCHEDULES, ETC. All exhibits and schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein. Throughout the Schedules furnished by Seller to Buyer, Seller has attempted to recite the text of the representations and warranties of Seller contained in this Agreement so as to provide a context for the response of Seller in the Schedules. Accordingly, other than in those instances where this Agreement notes that exceptions to a representation or warranty of Seller may be listed on a corresponding schedule, and such exceptions are specifically noted, if any language contained on any schedule modifies or in any way conflicts with a representation or warranty of Seller contained in this Agreement, the terms of such representation and warranty shall govern exclusively and such language in the schedules shall be disregarded.

        10.8 NOTICES. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (a) delivered personally, (b) sent by telecopy with electronic confirmation of receipt, (c) delivered by overnight express or (d) sent by registered or certified mail, postage prepaid, as follows:

        If to Buyer, to:

                      Industrial Holdings, Inc.
                      7135 Ardmore
                      Houston, TX 77054
                      Attention: Robert E. Cone
                      Telecopy No.: (713) 749-9642

        with a copy to:

                      David Jungman, Esq.
                      Gardere Wynne Sewell & Riggs, L.L.P.
                      333 Clay Avenue, Suite 800
                      Houston, TX 77002
                      Telecopy No.: (713) 308-5555

        If to Seller, to:

                      Trinity Industries, Inc.
                      2525 Stemmons Freeway
                      Dallas, Texas 75207
                      Attention: F. Dean Phelps
                      Telecopy No.: (214) 589-8824

        with a copy to:

                      Charles C. Reeder, Esq.
                      Locke Purnell Rain Harrell, A Professional Corporation 2200 Ross Avenue, Suite 2200
                      Dallas, Texas 75201
                      Telecopy No.: (214) 740-8800

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

        10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES).

        10.10     SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND
                  WARRANTIES.

                  (a) COVENANTS AND AGREEMENTS. Except as provided in Section 10.10(b) below, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

                  (b) REPRESENTATIONS AND WARRANTIES. All the provisions of this Agreement will survive the Closing indefinitely notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles II and III and in any certificate delivered in connection herewith with respect to any of those representations and warranties will terminate and expire on the earlier of (A) November 30, 2000 or (B) two years after the Company's first audit following the Closing Date, except as follows: (i) the representations and warranties of Seller which relate expressly or by necessary implication to Taxes and the parties' obligations under Article IX will survive until the expiration of the applicable statute of limitations (including all periods of extension and tolling); (ii) the representations and warranties of Seller which relate expressly or by necessary implication to the environment or Environmental Requirements and the Seller's obligations under Section 8.2 (except in each case which relate to the Identified Remediation) will survive for a period of four
(4) years from the Closing Date; (iii) the representations and warranties of Seller and the Seller's obligations under Section 8.2 (in each case which relate expressly or by necessary implication to the Identified Remediation) and the Seller's obligations under Sections 8.9, 8.10 and 8.11 shall survive until two
(2) years after the issuance by all applicable Governmental Authorities of a final closure letter regarding all soil and ground water remediation associated with the Identified Remediation; (iv) the representations and warranties of Seller set forth in Section 2.6(a) and the last sentence of Section 2.6(c) will survive forever; and (v) the representations and warranties set forth in Sections 2.1, 2.2 and 2.3 will survive for a period of four (4) years from the Closing Date. After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to Article VIII on the basis of that representation and warranty by any Person who would have been entitled pursuant to Article VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration, PROVIDED THAT, in the case of each representation and warranty that will terminate and expire as provided in this Section 10.10, no Claim Notice or Indemnity Notice presented pursuant to
Article VIII on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

        10.11 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

        10.12 EXPENSES. Except as otherwise set forth in Section 7.1(b), each party shall be solely responsible for their respective costs and expenses including all filing fees incurred in connection with the transactions contemplated hereby and, in the case of Seller, such costs and expenses will not be paid from the funds of the Company.

        10.13 THIRD PARTY BENEFICIARIES. Except as otherwise specifically provided in Articles VIII and IX, no individual or firm, corporation, partnership or other entity shall be a third party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

        10.14 NUMBER AND GENDER OF WORDS. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

        10.15 FURTHER ASSURANCES. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, Buyer or Seller, as the case may be, will execute and deliver (and Buyer will cause the Company to execute and deliver) any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

        10.16 PUBLICITY. Without the prior written consent of the other party hereto, neither party shall make any press release or public announcement with respect to the transactions contemplated by this Agreement prior to the Closing; PROVIDED, HOWEVER, that the parties hereto shall be entitled, following reasonable prior written notice to the other party, to issue such press releases and to make such public statements as are, in the opinion of its legal counsel, required by applicable law.

        10.17 CONFIDENTIALITY AGREEMENT. The parties hereto acknowledge and agree that the Confidentiality Agreement dated December 15, 1997 between Buyer and Seller shall remain in full force and effect pursuant to its terms notwithstanding the execution and delivery of this Agreement. Subject to the previous sentence, if this Agreement is terminated, all documents received by any party in connection herewith (including any copies or extracts made of them) shall be returned to the other party promptly after such termination.

        10.18 MEANING OF "TO THE KNOWLEDGE OF SELLER". As used in this Agreement, "to the knowledge of Seller" and similar phrases shall refer to the collective knowledge of all of the executive officers of Seller and the officers and directors of the Company, with such Persons having made all reasonable inquiries of employees of Seller and the Company and such other Persons as may be appropriate in the circumstances of the matter in question.

        10.19     RELEASE.

                  (a) Subject to the limitations set forth in the last sentence of this Section 10.19(a), Seller hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Closing, to the fullest extent permitted by applicable law, all past, present and future Buyer Indemnified Parties (collectively, including, after the Closing, the Company and any successor-by-merger to the Buyer and/or the Company, the "BUYER RELEASED PARTIES") from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, "PRE-ACQUISITION CLAIMS") against the Company, if any, or any of them that arises out of or is based on any agreement or understanding or act or failure to act (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS, WILLFUL OR WANTON MISCONDUCT), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Closing (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, "PRE-ACQUISITION MATTERS"), including:
(a) claims by Seller with respect to repayment of loans or indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which Seller is a party; and (c) claims by Seller with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation. Seller further agrees not to file or bring any Litigation before any Governmental Authority on the basis of or respecting any Pre-Acquisition Claim concerning any Pre-Acquisition Matter against any Buyer Released Party. Seller (a) acknowledges that it fully comprehends and understands all the terms of this Section 10.19(a) and their legal effects and (b) expressly represents and warrants that (i) it is competent to effect the release made in this Section 10.19(a) knowingly and voluntarily and without reliance on any statement or representation of any Buyer Released Party or its representatives and (ii) it had the opportunity to consult with an attorney of its choice regarding this
Section 10.19(a). This Section 10.19(a) shall not affect the rights of Seller under this Agreement or any other of the Transaction Documents.

                  (b) At the Closing, Seller shall cause the Company to execute and deliver to Seller a release substantially as follows: Subject to the limitations set forth in the last sentence of this Section 10.19(b), the Company hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Closing, to the fullest extent permitted by applicable law, all past, present and future Seller Indemnified Parties and Seller Affiliates (collectively, the "SELLER RELEASED PARTIES") from any and all Pre-Acquisition Claims against Seller or any Seller Affiliate if any, or any of them that arises out of or is based on any Pre-Acquisition Matters, including:
(a) claims by the Company with respect to repayment of loans or indebtedness;
(b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which the Company is a party; and (c) claims by the Company with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation. The Company further agrees not to file or bring any Litigation before any Governmental Authority on the basis of or respecting any Pre-Acquisition Claim concerning any Pre-Acquisition Matter against any Seller Released Party. The Company (a) acknowledges that it fully comprehends and understands all the terms of this Section 10.19(b) and their legal effects and (b) expressly represents and warrants that (i) it is competent to effect the release made in this Section 10.19(b) knowingly and voluntarily and without reliance on any statement or representation of any Seller Released Party or its representatives and (ii) it had the opportunity to consult with an attorney of its choice regarding this Section 10.19(b). This Section 10.19(b) shall not affect the rights of the Buyer under this Agreement or any other of the Transaction Documents.

        10.20 ACCESS TO RECORDS. From and after the Closing, each party, at the request of the other party and at the requesting party's expense, will provide the other party with reasonable access to those books and records relating to matters identified from time to time to the other party involving the preparation or examination of Tax returns and financial statements and the conduct of any litigation or regulatory matter with regard to the business of the Company prior to the Closing Date. Access to such books and records shall be at the requesting party's expense and may not unreasonably interfere with business operations. Seller may also retain after the Closing Date duplicate copies of any information in the possession of the Company required in connection with the preparation of Tax returns and financial statements of Seller and its Subsidiaries. The party receiving or retaining copies of any information covered by this Section 10.20 shall treat such information, if not in the public domain, as confidential and shall not disclose such information to others, or use any such information for any purpose, unless such information is
(i) in the public domain, or thereafter enters the public domain through no violation by such party of its obligations hereunder, (ii) required to be disclosed by any applicable law, rule or regulation of any Governmental Authority or (iii) lawfully obtained from a source (other than a party hereto) in accordance with the terms and conditions, if any, imposed upon such party by such source respecting the use and disclosure thereof, PROVIDED, HOWEVER, that to such party's knowledge, such source was not at the time bound by a confidentiality agreement or duty with such other party.

        10.21 HART-SCOTT-RODINO ACT. The Buyer and the Seller will file the Notification and Report Forms and related material that they are required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvement Act, will use their reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable, provided, however, that the reasonable efforts of the Buyer shall not include (a) proffering the Buyer's willingness to accept an order providing for the divestiture of such of the properties, assets, operations, or business of the Company (or, in lieu thereof, such properties, assets, operations or business of the Buyer or any of the Buyer's affiliates) as are necessary to permit the consummation of the transactions contemplated by this Agreement, including an offer to hold separate such properties, assets, operations or businesses pending any such divestiture,
(b) proffering the Buyer's willingness to accept any other conditions, restrictions, limitations or agreements affecting the full rights of ownership of the Company's assets (or any portion thereof) as may be necessary to permit the consummation of the transactions contemplated by this Agreement, or (c) entering into or continuing any litigation relating to this Agreement or the transactions contemplated hereby. The Seller shall also not be required to enter into or continue any litigation relating to this Agreement or the transactions contemplated hereby.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                            BUYER:

                                            INDUSTRIAL HOLDINGS, INC.

                                            By:__________________________
                                            Title:_______________________

                                            SELLER:

                                            TRINITY INDUSTRIES, INC.

                                            By:__________________________
                                            Title:_______________________

                                           EXHIBIT A

                  "ADJUSTMENT AMOUNT" shall mean $19,591,091.

                  "AGREEMENT" shall have the meaning provided in the first paragraph of this Agreement.

                  "ASHLAND" shall have the meaning provided in Section 8.12.

                  "ATEC" shall have the meaning provided in Section 8.12.

                  "BEAIRD EMPLOYEES" shall have the meaning provided in Section 5.3.

                  "BEAIRD PARTICIPANTS" shall have the meaning provided in
        Section 2.14(a).

                  "BEAIRD PENSION PLAN" shall have the meaning provided in
        Section 8.15.

                  "BEAIRD PLANS" shall have the meaning provided in Section 2.14(a).

                  "BENEFITS VALUE" shall have the meaning provided in Section 2.14(a).

                  "BENEFIT PROGRAM" shall have the meaning provided in Section 2.14(c)(iii).

                  "BRIGHTON MANUFACTURING AGREEMENT" shall have the meaning provided in Section 6.2(a)(viii).

                  "BUSINESS DAY" means a day other than a Saturday or a Sunday or other day on which banks are authorized or required to close in the State of Texas.

                  "BUYER INDEMNITEES" shall have the meaning provided in Section 8.1(a).

                  "BUYER RELEASED PARTIES" shall have the meaning provided in
        Section 10.19(a).

                  "BUYER THRESHOLD AMOUNT" shall have the meaning provided in
        Section 8.7(b).

                  "BUYER" shall have the meaning provided in the first paragraph of this Agreement.

                  "BUYER'S DB PLAN" shall have the meaning provided in Section 2.14(a).

                  "BUYER'S DC PLAN" shall have the meaning provided in Section 2.14(a).

                  "CAPITAL STOCK" means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

                  "CASH AMOUNT" shall have the meaning provided in Section 1.1(b)(i).

                  "CHARTER DOCUMENTS" means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (b) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity's Capital Stock or of any rights in respect of that Entity's Capital Stock.

                  "CLAIM NOTICE" shall have the meaning provided in Section 8.4.

                  "CLOSING" shall have the meaning provided in Section 6.1.

                  "CLOSING BALANCE SHEET" shall have the meaning provided in
Section 1.2.

                  "CLOSING DATE" shall have the meaning provided in Section 6.1.

                  "CLOSING VALUE" shall have the meaning provided in Section
        1.2.

                  "CODE" shall have the meaning provided in Section 2.14(b).

                  "COMPANY" shall have the meaning provided in the first Whereas clause of this Agreement.

                  "CONSULTANT" shall have the meaning provided in Section 4.6.

                  "DAMAGE" to any specified Person means any cost, damage or expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other representatives and Litigation costs) to, any fine of or penalty on or any liability of any other nature of that Person, to the extent such damage is available as a remedy under the applicable circumstances under applicable law, but specifically excluding (except in connection with a Third-Party Claim)
        (i) exemplary, punitive, speculative or remote consequential damages,
        (ii) loss of earnings or profits attributable to the consequential loss of future business or contracts or (iii) business interruption losses, together with business interruption losses subject to Section 8.2, in excess of $2,500,000 in the aggregate (such monetary limitation being intended to qualify clause (iii) only). Any Damages shall be net of insurance proceeds actually received by the Indemnified Party and Tax savings to the Indemnified Party resulting from any loss, but shall include any Taxes owing by the Indemnified Party as a result of the receipt of proceeds recovered for such loss.

                  "DAMAGE CLAIM" means, as asserted (a) against any specified Person, any claim, demand or Litigation made or pending against the specified Person for Damages to any other Person, or (b) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

                  "EARN OUT" shall mean the cash payment from Buyer to Seller pursuant to Section 1.1(b(iv).

                  "EARN OUT PERIOD" means the one (1) year period commencing on the Closing Date and ending on the first anniversary of the Closing Date.

                  "EASEMENTS" means all easements, licenses, rights of way, surface leases, privileges, franchises, servitude, prescriptions and similar real property interests necessary in connection with the ownership, operation and maintenance of the Company's business as currently conducted.

                  "EBITDA" means net income before interest, taxes, depreciation and amortization without any allocation of the expenses of any other party.

                  "ELECTION PERIOD" shall have the meaning provided in Section 8.4.

                  "ENTITY" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

                  "ENVIRONMENTAL ACTIVITY" shall mean any actual, proposed or threatened storage, holding, existence, manufacture, release, emission, discharge, generation, processing, treatment, abatement, removal, disposition, handling, transportation or disposal of any "Hazardous Substances" from, under, into or on any Subject Property or otherwise relating to any Subject Property or the "Use" of any Subject Property.

                  "ENVIRONMENTAL INFORMATION" shall have the meaning provided in
        Section 4.6.

                  "ENVIRONMENTAL NONCOMPLIANCE" shall mean failure to comply prior to the Closing with any existing Environmental Requirement.

                  "ENVIRONMENTAL REPORTS" shall have the meaning provided in
        Section 8.11(c).

                  "ENVIRONMENTAL REQUIREMENTS" means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether or not now in effect) of any Governmental Authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, or Hazardous Substances.

                  "ERISA" shall have the meaning provided in Section 2.14(a).

                  "ERP" shall have the meaning provided in Section 2.4(d).

                  "FORMS" shall have the meaning provided in Section 9.1(a).

                  "GAAP" shall have the meaning set forth in Section 1.2.

                  "GOVERNMENTAL APPROVAL" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

                  "GOVERNMENTAL AUTHORITY" means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.

                  "GOVERNMENTAL REQUIREMENT" means at any time (a) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

                  "GUARANTY" means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of that obligation of its payment or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; PROVIDED that the term "Guaranty" does not include endorsements for collection or deposit in the ordinary course of the endorser's business.

                  "HAZARDOUS SUBSTANCE" means (a) any "hazardous substance" as defined in ss. 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"), or any regulations promulgated thereunder; (b) petroleum and petroleum by-products; (c) asbestos or asbestos-containing material ("ACM"); or (d) any additional substances or materials that have been or are currently classified or considered to be pollutants or hazardous or toxic substances under any applicable Environmental Requirement.

                  "HEAD MANUFACTURING AGREEMENT" shall have the meaning provided in Section 6.2(a)(xvii).

                  "IDENTIFIED PROPERTY" shall mean the Real Property, the Leased Property, all real property previously owned or leased by the Company and all improvements, fixtures, equipment and personal property now or hereafter located on the Real Property, the Leased Property or any real property previously owned or leased by the Company.

                  "IDENTIFIED REMEDIATION" shall have the meaning provided in
        Section 8.9.

                  "IDENTIFIED REMEDIATION ACTION PLAN" shall have the meaning provided in Section 8.11(a).

                  "INDEBTEDNESS" of any Person means, without duplication, (a) any liability of that Person (i) for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker's acceptances and similar instruments), for the deferred purchase price of property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) in respect of capital leases or (iv) in respect of interest rate protection agreements, (b) any liability secured by any Lien (other than a Permitted Lien) upon any property or assets of that Person (or upon any revenues, income or profits of that Person therefrom), whether or not that Person has assumed that liability or otherwise become liable for the payment thereof or (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which that Person has incurred, assumed or acquired a liability by means of a Guaranty.

                  "INDEMNIFIED PARTIES" shall have the meaning provided in
        Section 8.4.

                  "INDEMNIFYING PARTY" shall have the meaning provided in
        Section 8.4.

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
                  "INDEMNIFYING PARTY" shall have the meaning provided in
        Section 8.4.

                  "INDEMNITY NOTICE" shall have the meaning provided in Section 8.5(d).

                  "INFORMATION" means written information, including (a) data, certificates, reports and statements (excluding financial statements) and (b) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs or practices or of unwritten amendments or modifications of, supplements to or waivers under any of the foregoing documents.

                  "INITIAL FINANCIAL STATEMENTS" shall have the meaning provided in Section 2.4(a).

                  "INSPECTION" shall have the meaning provided in Section 4.6.

                  "INTELLECTUAL PROPERTY" shall mean trademarks, patents, registered copyrights, service marks, and applications for registration thereof.

                  "INTEREST RATE" shall have the meaning provided in Section 2.14(a).

                  "INTERIM PERIOD" shall have the meaning provided in Section 2.14(a).

                  "LEASED PROPERTY" shall have the meaning set for in Section 2.6(c).

                  "LICENSED SOFTWARE" shall have the meaning provided in Section 2.4(e).

                  "LIEN" means, with respect to any property or asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any "adverse claim" (as defined in the applicable Uniform Commercial Code) in the case of any Capital Stock. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to that asset.

                  "LITIGATION" means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration proceeding.

                  "LONG TERM RECEIVABLE" means any Receivable with a due date 90 days or more from the invoice date.

                  "MATERIAL" means, as applied to any Entity, material to the business, operations, property or assets, liabilities, financial condition or results of operations of that Entity.

                  "MATERIAL ADVERSE EFFECT" means, with respect to the consequences to any Entity of any fact or circumstance (including the occurrence or non-occurrence of any event), that such fact or circumstance has caused, is causing or will cause, directly, indirectly or consequentially, singly or in the aggregate with other facts and circumstances, any Damages in excess of $10,000.

                  "MASTER TRUST" shall have the meaning provided in Section
        8.15.

                  "MATERIAL CONTRACT" shall have the meaning provided in Section 2.8(a).

                  "NONCOMPETITION AGREEMENT" shall have the meaning provided in
        Section 6.2(a)(vii).

                  "NOTE" shall have the meaning provided in Section 1.1(b)(ii).

                  "OWNED SOFTWARE" shall have the meaning provided in Section 2.4(e).

                  "PBGC" shall have the meaning provided in Section
        2.14(d)(iii).

                  "PERMITTED LIENS" means, as applied to the property or assets of any Person (or any revenues, income or profits of that Person therefrom): (a) Liens for Taxes if the same are not at the time due and delinquent; (b) non-consensual Liens imposed by operation of law of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (c) Liens incurred in the ordinary course of that Person's business in connection with workmen's compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code), in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; (d) Liens incurred in the ordinary course of that Person's business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety bonds, performance and return-of-money bonds and other obligations of like nature, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; (e) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person's business or existing on property and not materially interfering with the ordinary conduct of that Person's business or the use of that property or materially impairing the value of such property subject thereto; (f) defects or irregularities in that Person's title to its real properties which do not materially (i) diminish the value of the surface estate or (ii) interfere with the ordinary conduct of that Person's business or the use, occupation and enjoyment of any of such properties; (g) any interest or title of a lessor of assets being leased by any Person pursuant to any capital lease disclosed in SCHEDULE 2.6 or any lease that, pursuant to GAAP, would be accounted for as an operating lease; and (h) any Lien or Easement on either the Real Property or the Leased Property if such Lien or Easement is reflected on either that certain survey of the Real Property and the Leased Property dated April 6, 1990 performed by Ben D. Atchley, Jr., Registered Land Surveyor or that certain title report on the Real Property and the Leased Property dated January 30, 1990, as supplemented by letter dated April 6, 1990, prepared by W. James Hill, III, of the law firm of Smitherman, Lunn, Chastain & Hill.

                  "PERSON" means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority or, for the purpose of the definition of "ERISA Affiliate," any trade or business.

                  "PLAN ACTUARY" shall have the meaning provided in Section 2.14(a).

                  "PLANS" shall have the meaning provided in Section 2.14(c)(i).

                  "POST-CLOSING ADJUSTMENT" shall have the meaning provided in
        Section 1.2.

                  "PRE-ACQUISITION MATTERS" shall have the meaning provided in
        Section 10.19(a).

                  "PRE-ACQUISITION CLAIMS" shall have the meaning provided in
        Section 10.19(a).

                  "PRE-CLOSING PAYABLES" shall have the meaning provided in
        Section 4.4(b).

                  "PROPERTY" shall have the meaning provided in Section 8.11.

                  "PROPRIETARY RIGHTS" means (a) patents, applications for patents and patent rights, (b) in each case, whether registered, unregistered or under pending registration, trademark rights, trade names, trade name rights, corporate names, business names, trade styles or dress, service marks and logos and other trade designations and copyrights and (c), in the case of the Company, all agreements relating to the technology, know-how or processes used in any business of the Company.

                  "PURCHASE PRICE" shall have the meaning provided in Section
        1.1.

                  "REACQUIRED RECEIVABLES" shall have the meaning provided in
        Section 8.13.

                  "REAL PROPERTY LEASES" shall have the meaning provided in
        Section 2.6(c).

                  "REAL PROPERTY" shall have the meaning provided in Section 2.6(a).

                  "RECEIVABLES" shall have the meaning provided in Section 2.17.

                  "RELATED PARTY AGREEMENT" means any contract or other agreement, written or oral, (a) to which the Company is a party or is bound or by which any property of the Company is bound or may be subject and (b) (i) to which Seller or any Seller Affiliate also is a party or
        (ii) of which Seller or any Seller Affiliate is a beneficiary.

                  "RELEASE" shall have the meaning provided in Section 2.7.

                  "RETAINED RELATED PARTY AGREEMENTS" shall have the meaning provided in Section 2.27.

                  "RETURNS" shall have the meaning provided in Section 2.5(a).

                  "SALE TRANSACTION" shall mean a merger, consolidation, sale of shares of capital stock or similar transaction involving the Company in which the Company or any successor thereto is not a wholly-owned subsidiary of Seller, or a sale of all or substantially all the assets of the Company.

                  "SECURITIES ACT" shall have the meaning provided in Section
        3.4.

                  "SELLER AFFILIATE" shall have the meaning provided in Section 2.27.

                  "SELLER RELEASED PARTIES" shall have the meaning provided in
        Section 10.19(b).

                  "SELLER THRESHOLD AMOUNT" shall have the meaning provided in
        Section 8.7(c).

                  "SELLER" shall have the meaning provided in the first paragraph of this Agreement.

                  "SELLER'S INDEMNITEES" shall have the meaning provided in
        Section 8.3(a).

                  "SHARES" shall have the meaning provided in Section 1.1.

                  "SIMILAR TAXES" shall have the meaning provided in Section 9.2(a).

                  "SPECIAL NOTICE" shall have the meaning provided in Section 7.2(a).

                  "STRADDLE PERIOD' shall have the meaning provided in Section 9.2(a).

                  "SUBJECT PROPERTY" means the Real Property and all Leased Property.

                 "SUBSIDIARY" of any specified Person at any time means any Entity a majority of the Capital Stock of which is at that time owned or controlled, directly or indirectly, by the specified Person.

                  "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall profits, severance, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, disability or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and custom duties, tariffs and similar charges whether or not disputed.

                  "THIRD PARTY CLAIM" shall have the meaning provided in Section 8.4.

                  "THIRD PARTY ACCOUNTING FIRM" shall have the meaning provided in Section 1.2(c).

                  "TRANSACTION DOCUMENTS" means this Agreement and the other written agreements, documents, instruments and certificates executed pursuant to or in connection with this Agreement, including those specified or referred to in Article VI to be delivered at the Closing, all as amended, modified or supplemented from time to time.

                  "TRANSITION AGREEMENT" shall have the meaning provided in
        Section 6.2(a)(xi).

                  "TRINITY BUSINESS" shall have the meaning provided in Section 10.2.

                  "TRINITY PENSION PLAN" shall have the meaning provided in
        Section 2.14(a).

                  "TRINITY PLANS" shall have the meaning provided in Section 2.14(a).

                  "TRINITY PROFIT SHARING PLAN" shall have the meaning provided in Section 2.14(a).

                  "USE" shall mean use, ownership, development, construction, maintenance, management, operation or occupancy.